Exhibit 10.1

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE ANY OF THE FIRST LIEN NOTES CLAIMS OR SECOND LIEN NOTES CLAIMS. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  EACH CONSENTING CREDITOR’S VOTE ON THE PLAN SHALL NOT BE SOLICITED UNTIL THE CONSENTING CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENT AND RELATED BALLOT(S). NOTHING CONTAINED IN THIS AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO. ACCORDINGLY, THIS AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS ARE SUBJECT IN THEIR ENTIRETY TO THE NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTS AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (including all exhibits, annexes, and schedules hereto in accordance with Section 13.03 and as amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”) is dated as of October 30, 2020 (the “Execution Date”), by and among the following parties (each of the following in sub-clauses (i) – (iii) referred to herein as a “Party,” and collectively, as the “Parties”):

i.	Pacific Drilling S.A. (“PDSA”), a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg registered with the Luxembourg register of commerce and companies under registration number B159658, having its registered office at 8-10 Avenue de la Gare, L-1610, Luxembourg, and each of its direct or indirect subsidiaries listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement (each a “Company Party” and, collectively, the “Company”);

ii.	the undersigned and non-Affiliated holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold First Lien Notes Claims (as defined below) that have executed and delivered counterpart signature pages to this Agreement or a Transfer

Agreement to counsel to the Company Parties (the “Consenting First Lien Creditors”); and

iii.	the undersigned and non-Affiliated holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold Second Lien Notes Claims (as defined below) that have executed and delivered counterpart signature pages to this Agreement or a Transfer Agreement to counsel to the Company Parties (the “Consenting Second Lien Creditors,” and together with the Consenting First Lien Creditors, the “Consenting Creditors”).

The term sheet attached hereto as Exhibit B (the “Restructuring Term Sheet”) is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein.

RECITALS:

WHEREAS, prior to the Execution Date, the Company and its representatives and the Consenting Creditors and their respective representatives have engaged in arm’s-length, good-faith negotiations regarding a comprehensive restructuring of the existing debt, equity and other obligations of the Company on the terms and conditions set forth in this Agreement (such transactions as described in this Agreement and the Restructuring Term Sheet and the other exhibits, annexes, and schedules hereto and thereto, the “Restructuring Transactions”);

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and, to the extent applicable, in the BCA (as defined below);

WHEREAS, as of the date hereof, the Consenting First Lien Creditors collectively represent or hold, in the aggregate, more than sixty six and two-thirds percent (66 2/3%) of the aggregate outstanding principal amount of the First Lien Notes;

WHEREAS, as of the date hereof, the Consenting Second Lien Creditors collectively represent or hold, in the aggregate, more than sixty six and two-thirds percent (66 2/3%) of the aggregate principal amount of the Second Lien Notes;

WHEREAS, as of the date hereof, the Backstop Parties (as defined below) comprised of certain Consenting First Lien Creditors have entered into that certain backstop commitment agreement (the “BCA”) pursuant to which such Backstop Parties have agreed to backstop the Exit Facility in accordance with the terms and conditions set forth therein and such other terms acceptable to the Company and the Backstop Parties;

WHEREAS, the Company will be implementing the Restructuring Transactions through a joint chapter 11 plan of reorganization to be filed in the United States Bankruptcy Court for the Southern District of Texas and a parallel Cayman Islands insolvency proceeding, and certain other transactions, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT:

Section 1.Definitions; Rules of Construction.

1.01.Definitions. The following terms shall have the following definitions:

“Ad Hoc Crossover Group” means that certain ad hoc group comprising certain Consenting First Lien Creditors and Consenting Second Lien Creditors represented by Akin Gump and Houlihan Lokey and listed on the signature pages to this Agreement.

“Affiliate” has the meaning set forth in Section 101(2) of the Bankruptcy Code.

“Agent” means any administrative agent, collateral agent, or similar Entity under the First Lien Notes Indenture and/or the Second Lien Notes Indenture, including any successors thereto, as applicable.

“Agreement” has the meaning set forth in the preamble hereof, and includes, for the avoidance of doubt, the Restructuring Term Sheet and all exhibits, annexes and schedules hereto and thereto.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Akin Gump” means Akin Gump Strauss Hauer & Feld LLP, as legal counsel to the Ad Hoc Crossover Group.

“Alternative Proposal” means any plan of reorganization or liquidation, transaction, inquiry, proposal, bid, term sheet, offer, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, winding-up, liquidation, sale of all or substantially all assets, sale of a drillship, share or debt issuance, tender offer, recapitalization, share or debt exchange, business combination, joint venture, partnership, or similar transaction involving any one or more Company Parties or any of their Subsidiaries, other than the Restructuring Transactions; provided, however, that an Alternative Proposal shall not include any transactions effectuated with the consent of the Required Consenting First Lien Creditors pursuant to Section 6.02(n).

“Backstop Parties” means at any time and from time to time, the parties that are signatories to the BCA, solely in their capacities as such.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101-1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas presiding over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“BCA” has the meaning set forth in the recitals hereof.

“Business Day” means any day other than Saturday, Sunday, or any other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York.

“Cash Collateral” means all of the Company’s “cash collateral” as defined under Section 363 of the Bankruptcy Code, in which the First Lien Noteholders and the Second Lien Noteholders have valid, perfected security interests, liens, or mortgages.

“Cash Collateral Motion” means the motion filed with the Bankruptcy Court for entry of an order approving of a Cash Collateral Order, which motion shall be in accordance with this Agreement and the Definitive Documents.

“Cash Collateral Order” means an order governing the use of Cash Collateral, which order shall be in accordance with this Agreement and the Definitive Documents.

“Cayman Proceedings” has the meaning set forth in the Restructuring Term Sheet.

“Cayman Restructuring Documents” means the winding up petition (petition); ex parte summons; affidavit verifying the winding up petition; affidavit in support of the ex parte summons; affidavits of consents from each of proposed joint provisional liquidators; joint provisional liquidation order; summons seeking validation orders; affidavit in support of validation order summons; validation order; order discharging joint provisional liquidators and withdrawing winding up petition, and any other documents to be filed in the Grand Court of the Cayman Islands or otherwise required, governing, related to, entered into, utilized or necessary to effect the Cayman Proceedings, which Cayman Restructuring Documents shall be in accordance with this Agreement and the Definitive Documents.

“Chapter 11 Cases” means the voluntary chapter 11 cases filed by the Company in the Bankruptcy Court that the Company intends to use to implement the Restructuring Transactions.

“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Combined Motion” means, if applicable, the motion that combines the relief sought in the Disclosure Statement Motion and the Confirmation Brief, respectively, which motion shall be in accordance with this Agreement and the Definitive Documents.

“Combined Order” means, if applicable, an order entered by the Bankruptcy Court granting the Combined Motion, which order shall be in accordance with this Agreement and the Definitive Documents.

“Company” has the meaning set forth in the preamble hereof.

“Company Claims” means any Claim against a Company Party, including the First Lien Notes Claims and the Second Lien Notes Claims.

“Company Claims/Interests” means, collectively, the Company Claims or Company Interests.

“Company Interests” means any existing Interest in the Company Parties.

“Company Party” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 10.03 hereof.

“Confidentiality Agreement” means an executed confidentiality agreement entered into in connection with or relating to the proposed Restructuring Transactions, including (a) with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information and (b) any confidentiality agreement executed by any Consenting Creditor or Creditor Professional in connection with or relating to the Restructuring Transactions.

“Confirmation Brief” means any pleading filed with the Bankruptcy Court in support of  entry of an order confirming the Plan (including all exhibits, appendices, supplements and related documents), which motion shall be in accordance with this Agreement and the Definitive Documents.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code, which Confirmation Order shall be in accordance with this Agreement and the Definitive Documents.

“Consenting Creditor Fees and Expenses” has the meaning set forth in Section 13.12.

“Consenting Creditors” has the meaning set forth in the preamble hereof.

“Consenting First Lien Creditor” has the meaning set forth in the preamble hereof.

“Consenting First Lien Creditor Fees and Expenses” has the meaning set forth in Section 13.12.

“Consenting Second Lien Creditor” has the meaning set forth in the preamble hereof.

“Consenting Second Lien Creditor Fees and Expenses” has the meaning set forth in Section 13.12.

“Creditor Professionals” means (a) Akin Gump, as legal counsel to the Ad Hoc Crossover Group, (b) Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Crossover Group, (c) Walkers, as Cayman legal counsel to the Ad Hoc Crossover Group, (d) Loyens & Loeff Luxembourg S.À R.L, as Luxembourg legal counsel to the Ad Hoc Crossover Group, (e) Seward & Kissel LLP, as maritime counsel to the Ad Hoc Crossover Group, and (f) such other legal, consulting, financial, and/or other professional advisors as may be retained or may have been retained from time to time by the Ad Hoc Crossover Group.

“Definitive Documents” means the documents set forth in Section 3 hereof.

“Disclosure Statement” means the related disclosure statement with respect to the Plan, including any exhibits, appendices, supplements, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Plan, which disclosure statement shall be in accordance with this Agreement and the Definitive Documents.

“Disclosure Statement Motion” means the motion to approve (conditionally or on a final basis) the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by Sections 1125 and 1126(b) of the Bankruptcy Code, which motion shall be in accordance with this Agreement and the Definitive Documents.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving (conditionally or on a final basis) the Disclosure Statement and the Solicitation Materials pursuant to Section 1125 of the Bankruptcy Code, which order shall be in accordance with this Agreement and the Definitive Documents.

“Entity” shall have the meaning set forth in Section 101(15) of the Bankruptcy Code.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Facility” means that certain new senior secured delayed draw term loan credit facility that certain Company Parties will enter into on the Plan Effective Date on terms consistent with the Restructuring Term Sheet and as set forth in the Exit Facility Term Sheet, which Exit Facility shall be in accordance with this Agreement, the BCA, and the other Definitive Documents.

“Exit Facility Term Sheet” means the term sheet with respect to the Exit Facility attached as Exhibit B to the Restructuring Term Sheet.

“Fee Letters” means (a) that certain letter agreement, dated as of April 6, 2020, among the Company, and Akin Gump Strauss Hauer & Feld LLP, as legal counsel to the Ad Hoc Crossover Group; (b) that certain letter agreement, dated as of April 7, 2020, among the Company and Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Crossover Group; (c) that certain letter agreement, dated as of October 2, 2020, among the Company, and Walkers, as Cayman legal counsel to the Ad Hoc Crossover Group; (d) that certain letter agreement, dated as of October 1, 2020, among the Company and Loyens & Loeff Luxembourg S.À R.L, as Luxembourg legal counsel to the Ad Hoc Crossover Group, and (e) that certain letter agreement, dated as of October 1, 2020, among the Company and Seward & Kissel LLP, as maritime counsel to the Ad Hoc Crossover Group.

“Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

“First Day Pleadings” has the meaning set forth in Section 3.01 hereof.

“First Lien Creditor Termination Event” has the meaning set forth in Section 10.01 hereof.

“First Lien Noteholders” means the holders of First Lien Notes.

“First Lien Notes” means the notes issued pursuant to the First Lien Notes Indenture.

“First Lien Notes Claims” means any Claim arising under or on account of the First Lien Notes.

“First Lien Notes Indenture” means that certain Indenture, dated as of September 26, 2018, by and among Pacific Drilling First Lien Escrow Issuer Limited, as escrow issuer, Wilmington Trust, National Association, as trustee and as collateral agent, and the guarantors named therein, of the 8.375% First Lien Notes due 2023 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms).

“Houlihan Lokey” means Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Crossover Group.

“Governance Documents” means the organizational and governance documents for Reorganized PDC and its Subsidiaries, including any certificates of incorporation, certificates of formation or certificates of limited partnership, any bylaws, limited liability company agreements, or limited partnership agreements, any stockholder or shareholder agreements, any registration rights agreements, any indemnification agreements, the identity of proposed members of the Reorganized PDC’s and any of its Subsidiaries’ boards of directors or any equivalent or similar governing documents of any of the foregoing, in each case, (i) with respect to Reorganized PDC, to the extent elected by and at the sole direction of the Required Consenting First Lien Creditors, (ii) with respect to Subsidiaries of Reorganized PDC, as elected by and at the direction of the Required Consenting First Lien Creditors after consultation in good faith with the Company Parties, and (iii) which shall be in all respects consistent with the Governance Term Sheet annexed to the Restructuring Term Sheet as Exhibit C.

“Governmental Entity” means any national, international, regional, federal, state, provincial, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Indenture Trustee” means any indenture trustee or similar Entity under the First Lien Notes Indenture and/or the Second Lien Notes Indenture, including any successors thereto.

“Insolvency Proceeding” means any corporate action, legal proceedings or other procedure or step taken in any jurisdiction in relation to:

(a)the suspension of payments, a moratorium of any indebtedness, winding-up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, judicial composition or reorganisation (by way of voluntary arrangement, scheme or otherwise) of any Company Party, including under the Bankruptcy Code;
(b)a composition, conciliation, compromise or arrangement with the creditors generally of any Company Party or an assignment by any Company Party of its assets for the benefit of its creditors generally or any Company Party becoming subject to a distribution of its assets;
(c)the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Company Party or any of its assets;
(d)enforcement of any security over any assets of any Company Party; or
(e)any procedure or step in any jurisdiction analogous to those set out in the preceding sub-paragraphs (a) to (d).

“Interest” means, collectively, the shares (or any class thereof) of common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement) and claims under Section 510(b) of the Bankruptcy Code

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milbank” means Milbank LLP, as legal counsel to the Consenting Second Lien Creditors.

“Milestones” has the meaning set forth in Section 4 hereof.

“Money Laundering Laws” has the meaning set forth in Section 8.02 hereof.

“New 2L Warrants” has the meaning set forth in the Restructuring Term Sheet.

“New Reorganized PDC Equity” has the meaning set forth in the Restructuring Term Sheet.

“New Warrants Agreement” has the meaning set forth in the Restructuring Term Sheet.

“Outside Date” has the meaning set forth in Section 4 hereof.

“Parties” has the meaning set forth in the preamble hereof.

“PDSA Dissolution Documents” means the documents, agreements and any other definitive documentation relating to the dissolution, liquidation, and winding up of PDSA, including (a) any agreement or commitment (i) to provide cash or support to, or leave cash or assets with, PDSA, (ii) to provide indemnification, exculpation or similar commitments with respect to the directors, officers, or employees of PDSA (or any successors thereto, including any administrators, trustees or similar parties) or (iii) to be liable for debts, obligations or other liabilities of PDSA, and (b) any other documents, agreements or other definitive documentation otherwise required, governing, related to, entered into, utilized or necessary to effect the dissolution, liquidation, and winding up of PDSA.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 11.01.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal Entity or association.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case through the filing of a voluntary petition with the Bankruptcy Court in accordance with this Agreement and the Definitive Documents.

“Plan” means the chapter 11 plan of reorganization filed by the Company Parties to implement the Restructuring Transactions in accordance with this Agreement and the Definitive Documents.

“Plan Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring Transactions become effective or are consummated.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (including the Restructuring Transactions Steps) that will be filed by the Company Parties with the Bankruptcy Court in accordance with this Agreement and the Definitive Documents.

“Post-Emergence Management Incentive Plan” means any equity or equity-based incentive plan, program, arrangement or agreement adopted by the board of directors of Reorganized PDC following the Plan Effective Date, with such terms as determined by such board of directors after the Plan Effective Date, and which shall be in all respects consistent with the Employee Matters Term Sheet annexed to the Restructuring Term Sheet as Exhibit D.

“Promptly” means within one (1) calendar day.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).  For the avoidance of doubt, none of the Consenting Creditors represented by Akin Gump are Qualified Marketmakers.

“Reorganized PDC” means Pacific Drilling Company Limited, as reorganized pursuant to and under the Plan and the Confirmation Order, or any successor thereto.

“Required Consenting Creditors” means, as of the relevant date, (a) the Required Consenting First Lien Creditors and (b) solely with respect to the New Warrants Agreement, the New 2L Warrants, the Plan, and the Disclosure Statement, in each case, to the extent the applicable provisions of such New Warrants Agreement, the New 2L Warrants, the Plan, or the Disclosure Statement directly relate to the economic terms of the consideration to be provided to holders of Second Lien Notes Claims in their capacity as holders of Second Lien Notes Claims in connection with the Restructuring Transactions, the Required Consenting Second Lien Creditors.

“Required Consenting First Lien Creditors” means, as of the relevant date, at least two (2) non-Affiliated Consenting First Lien Creditors represented by Akin Gump that collectively hold at least a majority of the aggregate outstanding principal amount of First Lien Notes Claims held by all such Consenting First Lien Creditors represented by Akin Gump.

“Required Consenting Second Lien Creditors” means, as of the relevant date, the Consenting Second Lien Creditors holding a majority of the aggregate amount of all Second Lien Notes Claims held by the Consenting Second Lien Creditors as of the Execution Date.

“Restructuring Support Period” means the period commencing on the Agreement Effective Date as set forth in Section 2 hereof, and ending on the earlier of (a) the date on which this Agreement is terminated with respect to that Party in accordance with Section 10, and (b) the Plan Effective Date.

“Restructuring Term Sheet” has the meaning set forth in the preamble hereof.

“Restructuring Transactions Steps” means the documents setting forth the sequence of certain Restructuring Transactions.

“Restructuring Transactions” has the meaning set forth in the recitals hereof.

“Second Lien Noteholders” means the holders of the Second Lien Notes.

“Second Lien Notes” means the notes issued pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Claims” means any Claim arising under or on account of the Second Lien Notes.

“Second Lien Creditor Termination Event” has the meaning set forth in Section 10.02 hereof.

“Second Lien Notes Indenture” means that certain Indenture, dated as of September 26, 2018, by and among Pacific Drilling Second Lien Escrow Issuer Limited, as escrow issuer, Wilmington Trust,

National Association, as Trustee and as Junior Lien Collateral Agent, and the guarantors named therein, of the 11.000% / 12.000% Second Lien PIK Notes due 2024 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms).

“Solicitation Materials” means all solicitation materials in respect of the Plan together with the Disclosure Statement and any cure notices to be sent to counterparties to executory contracts or unexpired leases in connection with the assumption, or assumption and assignment, of such contracts or leases, which solicitation materials shall be in accordance with this Agreement and the Definitive Documents.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other Subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body or (c) has the power to direct the business and policies.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 10 hereof.

“Termination Event” means a First Lien Creditor Termination Event, a Second Lien Creditor Termination Event, or a Company Termination Event, each as defined in Section 10 hereof.

“Transfer” has the meaning set forth in Section 11.01 hereto.

“Transferee” has the meaning set forth on Exhibit C hereto.

“Transferor” has the meaning set forth on Exhibit C hereto.

“Transferred Claims” has the meaning set forth on Exhibit C hereto.

1.02.Rules of Construction.

(a)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender;

(b)unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified or replaced from time to time in accordance with the terms of this Agreement; provided, however, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the Execution Date, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(c)each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, including, for the avoidance of doubt, the Restructuring Term Sheet and all exhibits thereto;

(d)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(e)unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;
(f)references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company laws;

(g)the use of “include” or “including” is without limitation, whether stated or not;

(h)the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein;

(i)the phrases “counsel to the Ad Hoc Crossover Group” or “counsel to the Backstop Parties” refers in this Agreement to Akin Gump;

(j)the phrase “counsel to the Consenting Creditors” refers in this Agreement to Akin Gump and Milbank; and

(k)captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement.

Section 2.Agreement Effective Date.  This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties; provided, however, that signature pages executed by Consenting Creditors shall (i) be treated in accordance with Section 13.18 and (ii) be delivered to other Consenting Creditors in a redacted form that removes the details of such Consenting Creditors’ holdings of Company Claims;

(b)the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties:

(i)	Consenting First Lien Creditors holding at least 66.67% of the aggregate outstanding principal amount of the First Lien Notes Claims; and

(ii)	Consenting Second Lien Creditors holding at least 66.67% of the aggregate outstanding principal amount of the Second Lien Notes Claims;

(c)each of the Company Parties and Backstop Parties shall have executed and delivered counterpart signature pages of the BCA to counsel to each of the parties thereto; and

(d)counsel to the Company shall have given notice to counsel to the Consenting Creditors in the manner set forth in Section 13.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

Section 3.Definitive Documents.

3.01.The “Definitive Documents” governing, related to, otherwise entered into in connection with, or utilized to implement or effect the Restructuring Transactions shall consist of the following, among others:

(a) the Cash Collateral Order; (b) the Cash Collateral Motion; (c) the Solicitation Materials; (d) the Disclosure Statement; (e) the Disclosure Statement Motion; (f) the Disclosure Statement Order; (g) the Plan; (h) the Confirmation Brief; (i) the Confirmation Order; (j) the documents comprising the Exit Facility; (k) the Combined Motion (if applicable); (l) the Combined Order (if applicable); (m) the New Warrants Agreement; (n) the BCA; (o) the Plan Supplement; (p) the Cayman Restructuring Documents and the PDSA Dissolution Documents; (q) any amendments, amendments and restatements, modifications, commitments, contracts, plans, agreements, programs, and other arrangements, policies, and similar documents to give effect to the Restructuring Transactions contemplated by Exhibit D to the Restructuring Term Sheet (other than with respect to any Post-Emergence Management Incentive Plan); (r) those motions and proposed court orders that the Company files on or after the Petition Date (as defined below), including such motions and applications which the Company seeks to have heard on an expedited basis at the “first day hearing” (the “First Day Pleadings”) and all orders sought pursuant hereto or thereto; (s) any Governance Documents; (t) all regulatory filings necessary to implement the Restructuring Transactions; (u) any other pleadings or documents or briefs filed in connection with any of the foregoing or the Restructuring Transactions; and (v) orders, exhibits, annexes, schedules, amendments, modifications, supplements or other documents and/or agreements or such other definitive documentation relating to a recapitalization or restructuring of the Company Parties as is necessary or desirable to consummate the Restructuring Transactions (including any exhibits, amendments, modifications or supplements made to clauses (a) – (v)).  Notwithstanding anything to the contrary herein, any applications for the payment of compensation and reimbursement of expenses filed by any professional advisors to the Company Parties shall not be deemed to be Definitive Documents.

3.02.Consent Rights Regarding Definitive Documents.  Each of the Definitive Documents shall be consistent in all respects with, and shall contain, the terms and conditions set forth in this Agreement, and shall otherwise be in form and substance acceptable to the Company Parties and the Required Consenting First Lien Creditors; provided, however, that (a) the Governance Documents shall be in form and substance and shall be determined by and acceptable only to the Required Consenting First Lien Creditors in their sole discretion, after consultation in good faith with the Company Parties, (b) the New Warrants Agreement, the New 2L Warrants, the Plan, and the Disclosure Statement shall contain the terms and conditions set forth in this Agreement, and shall otherwise be in form and substance acceptable to the Company Parties and the Required Consenting Creditors; and (c) the items in Sections 3.01(b), (c), (e), (h), (k), (r) and (u) shall be acceptable to the Company Parties and acceptable to the Required Consenting First Lien Creditors; provided, further that such documents in this clause (c) shall be deemed acceptable to the Required Consenting First Lien Creditors after the lesser of three (3) Business Days and four (4) calendar days from the date of receipt of any such documents, in each case, to the extent the Required Consenting First Lien Creditors (or their counsel) do not object or inform the Company that such document is not acceptable (which may be by email) prior to such time.
Section 4.Milestones.  The Company shall comply, and implement the Restructuring Transactions in accordance, with the following milestones (the “Milestones”) unless extended or waived in writing by the Company Parties and the Required Consenting First Lien Creditors pursuant to the terms hereof:

(a)By 11:59 p.m. (prevailing Eastern Time) on October 31, 2020, the Petition Date shall have occurred;

(b)On the Petition Date, the Company shall have filed the First Day Pleadings, the Plan, the Disclosure Statement, the Disclosure Statement Motion, and the Combined Motion (if applicable);

(c)No later than 5 calendar days after the Petition Date, the Bankruptcy Court shall have entered the interim Cash Collateral Order;

(d)No later than 16 calendar days after the Petition Date, the Bankruptcy Court shall have entered an order conditionally approving the Disclosure Statement;

(e)No later than 30 calendar days after the Petition Date, the Bankruptcy Court shall have entered the final Cash Collateral Order;

(f)No later than 55 calendar days after the Petition Date, the Bankruptcy Court shall have entered (i) the Confirmation Order or (ii) the Combined Order, if applicable;

(g)No later than 59 calendar days after the Petition Date, the Cayman Islands court presiding over the Cayman Proceedings shall have entered all orders and confirmations (i.e., the sealed validation completing the Cayman Proceedings) relating to the Cayman Proceedings and such orders shall not be stayed, modified, revised, or vacated and shall not be subject to any pending appeal; and

(h)No later than 61 calendar days after the Petition Date (the “Outside Date”), the Plan Effective Date shall have occurred.

Section 5.Commitments of the Consenting Creditors.

5.01.Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting Creditor severally, and not jointly and severally, agrees, in respect of all its Company Claims/Interests, to:

(a)negotiate in good faith and use commercially reasonable efforts to execute, deliver and implement the Definitive Documents to which it is required to be a party;

(b)support and cooperate with the Company Parties to take all commercially reasonable actions necessary to consummate the Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement, and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case, in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(c)give any notice, order, instruction, or direction to the applicable Agents and Indenture Trustees necessary to give effect to the Restructuring Transactions; and

(d)support the Restructuring Transactions within the timeframes outlined herein and in the Definitive Documents and vote in favor of the Plan all Claims now or hereafter beneficially owned by such Consenting Creditor or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of Claims (and not withdraw or revoke its vote with respect to the Plan except in accordance with this Agreement).  For the avoidance of doubt, no Consenting Creditor may vote a Claim that it does not own or for which it does not serve as nominee, investment manager, or advisor for the beneficial holder of such Claim.

5.02.Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting Creditor severally, and not jointly and severally, agrees in respect of all its Company Claims/Interests not to, directly or indirectly:

(a)propose, file, support, vote for, or solicit an Alternative Proposal;

(b)object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions;

(c)take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of, the Restructuring Transactions described in this Agreement or the Term Sheet;

(d)exercise any right or remedy, or direct any other person, including any Agent or any Indenture Trustee (as applicable) to exercise any right or remedy, for the enforcement, collection, or recovery of any of its Company Claims, other than to enforce this Agreement or any Definitive Documents or as otherwise permitted under this Agreement;

(e)file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Plan or any Definitive Documents; or

(f)object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under Section 362 of the Bankruptcy Code; provided, however, that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under this Agreement, the Confirmation Order or any other Definitive Document.

5.03.Commitments Regarding the Chapter 11 Cases. In addition to the obligations set forth in Sections 5.01 and 5.02, during the Restructuring Support Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms agrees, severally and not jointly, that it shall, subject to receipt by such Consenting Creditor of the Disclosure Statement and the Solicitation Materials:

(a)vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of votes with respect to the Plan;

(b)to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) designating that it does not opt out of the releases; and

(c)not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a) and (b) above; provided, however, that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party.

Notwithstanding any other provision of this Agreement, including this Section 5, nothing in this Agreement shall require any Consenting Creditor to (i) incur any material expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to any Consenting Creditor or its Affiliates other than as expressly provided in this Agreement (including the Restructuring Term Sheet) or in the BCA, (ii) enter into a Definitive Agreement requiring such Consenting Creditor to contribute additional capital, subscribe for additional equity interests or provide or fund additional debt commitments, other than as expressly provided in this Agreement (including the Restructuring Term Sheet) or in the BCA, or (iii) provide any information that it determines, in its sole discretion, to be sensitive or confidential.

5.04.Notwithstanding anything contained in this Agreement, and notwithstanding any delivery of a consent or vote to accept the Plan by any Consenting Creditor, or any acceptance of the Plan by any class of creditors, nothing in this Agreement shall:

(a)be construed to prohibit any Consenting Creditor from asserting or enforcing rights in any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case; provided, however, that such appearance and the positions advocated in connection therewith (i) are not inconsistent with this Agreement and (ii) either (A) are not for the purpose of hindering, delaying or preventing consummation of the Plan or the Restructuring Transactions or (B) do not otherwise prevent the consummation of the Plan or the achievement of the Milestones;

(b)impair or waive any rights of any Consenting Creditor under any applicable credit agreement, indenture, other loan document, or any other contract, stipulation, or applicable law, and nothing herein shall constitute a waiver or amendment of any provision thereof; provided, however, that the exercise of such rights (i) is not inconsistent with the terms of this Agreement and (ii) either  (A) are not for the purpose of hindering, delaying or preventing consummation of the Plan or the Restructuring Transactions or (B) do not otherwise prevent the consummation of the Plan or the achievement of the Milestones;

(c)be construed to impair or limit any rights of any Consenting Creditor to purchase, sell or enter into any transactions in connection with its Company Claims/Interests subject to the terms of this Agreement pursuant to Section 11 hereof;

(d)be construed to impair or limit any rights of any Consenting Creditor to consult with other Consenting Creditors or any other party in interest in the Chapter 11 Cases;

(e)be construed to impair or limit any rights of any Consenting Creditor to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Definitive Documents;

(f)be construed to impair or waive the rights of any Consenting Creditor to assert or raise any objection not prohibited under this Agreement;
(g)be constructed to prohibit any Consenting Creditor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(h)obligate a Consenting Creditor to deliver a vote to support the Plan or prohibit a Consenting Creditor from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date); provided, however, that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date), such vote shall be deemed void ab initio and such Consenting Creditor shall have the opportunity to change its vote;
(i)(i) prevent any Consenting Creditor from taking any action which is required by applicable Law, (ii) require any Consenting Creditor to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege, or (iii)

require any Consenting Creditor to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations (other than (x) as expressly set forth in and subject to the terms of the BCA and (y) the other obligations set forth herein not requiring the incurrence of expenses, liabilities or financial obligations or commitments); provided, however, that if any Consenting Creditor proposes to take any action that is otherwise inconsistent with this Agreement in order to comply with applicable law, such Consenting Creditor shall provide at least three (3) Business Days’ advance notice to the Company Parties;
(j)prevent any Consenting Creditor by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; or
(k)prohibit any Consenting Creditor from taking any action that is not inconsistent with this Agreement.
Section 6.Covenants of the Company Parties.

6.01.Affirmative Covenants of the Company Parties. For the duration of the Restructuring Support Period and subject to Sections 6.03(a) and 6.03(b), the Company Parties shall agree to:

(a)support and cooperate with the Consenting Creditors to take all commercially reasonable actions necessary to consummate the Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement, and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case, in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(b)negotiate in good faith and use commercially reasonable efforts to execute, deliver and implement the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions;

(c)obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including any necessary third-party consents) necessary to implement and/or consummate the Restructuring Transactions;

(d)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, support and take all steps commercially reasonably necessary to address any such impediment;
(e)lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of the Restructuring Transactions;

(f)notify counsel to the Consenting Creditors Promptly upon becoming aware of: (i)  a Termination Event or event that they know, or reasonably expect is likely, to give rise to a Termination Event, (ii) any person or entity challenging the validity or priority of, or seeking to avoid, any lien securing the First Lien Notes Claims or Second Lien Notes Claims pursuant to a pleading filed with the Bankruptcy Court or otherwise; (iii) any matter or circumstance which they know, or reasonably expect is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iv) any notice of any commencement of any material involuntary

Insolvency Proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (v) a breach of this Agreement (including a breach by any Company Party); (vi) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made; and (vii) any notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions;

(g)upon the reasonable request of the counsel to the Consenting First Lien Creditors, as soon as reasonably practicable but in no event more than two (2) Business Days after such request, inform counsel to the Consenting First Lien Creditors and, if requested by counsel, the Consenting First Lien Creditors of (i) material developments, material negotiations, or material proposals relating to any material contracts or any case or controversy that may be commenced against any Company Party or any of their Subsidiaries that would reasonably be expected to materially impede or prevent consummation of the Restructuring Transactions; (ii) the material business and financial (including liquidity) performance of the Company Parties and their Subsidiaries; and (iii) the status and progress of the Restructuring Transactions (including obtaining any necessary consents or authorization);

(h)cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases, posted on the Company’s website, or otherwise made publicly available;

(i)provide the counsel to the Consenting First Lien Creditors the reasonable advance opportunity, absent exigent circumstances, of the lesser of three (3) Business Days and four (4) calendar days in advance of when the Company Parties intend to file such documents, to review draft copies of all motions, declarations, pleadings, supporting exhibits, and proposed orders relating to the Definitive Documents (including all First Day Pleadings and “second day” pleadings and any Plan-related pleadings) and any other documents that the Company intends to file in the Chapter 11 Cases, and, without limiting any consent rights set forth in this Agreement, consider in good faith any comments provided by such counsel to the Consenting First Lien Creditors with respect to the form and substance of any such proposed filing; and

(j)timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (i) directing the appointment of an examiner or a trustee, (ii) converting any Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Chapter 11 Cases;
(k)timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;
(l)oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary to facilitate implementation of the Restructuring Transactions;

(m)consult and negotiate in good faith with the Consenting Creditors and their advisors regarding the execution of the Restructuring Transactions;

(n)on or after the date hereof, not engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business other than the Restructuring Transactions or a transaction consented to by the Required Consenting First Lien Creditors pursuant to Section 6.02(n);

(o)to the extent the Company Parties receive any joinders or Transfer Agreements, notify the Consenting First Lien Creditors of such joinders and Transfer Agreements;

(p)use commercially reasonable efforts to operate in the ordinary course of business and in accordance with past practices, taking into account the Restructuring Transactions; and

(q)use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized.

6.02.Negative Covenants of the Company Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company (except with the prior written consent of the Required Consenting Creditors) shall not, directly or indirectly:

(a)object to, delay, impede, or take any other action to interfere with the acceptance, implementation or consummation of the Restructuring Transactions;

(b)take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of, the Restructuring Transactions described in this Agreement or the Term Sheet;

(c)take any action to solicit, initiate, encourage, or assist the submission or development of an Alternative Proposal;

(d)(i) publicly announce its intention not to pursue the Restructuring Transactions; (ii) suspend or revoke the Restructuring Transactions; or (iii) execute, implement or enter into any agreements, instruments, or other documents (including any modifications or amendments to any Definitive Documents necessary to effectuate the Restructuring Transactions) that, in whole or in part, are not consistent with this Agreement (including the consent rights provided herein);
(e)other than as required by this Agreement, the Restructuring Term Sheet or the Plan, (i) redeem, purchase or acquire, or offer to acquire any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests, or (ii) issue, sell, pledge, dispose of, or grant or incur any encumbrance on, any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests (other than issuances of equity interests upon the exercise, exchange, or conversion of options, warrants, or other conversion privileges that are outstanding as of the date hereof and only in accordance with the terms of such options, warrants, or other conversion privileges as in effect on the date hereof);

(f)other than as required by this Agreement, the Restructuring Term Sheet or the Plan, amend or propose to amend its current governance documents;

(g)other than as required by the Restructuring Term Sheet or the Plan, (i) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock, property, a combination thereof, or otherwise with respect to any of its capital stock or other equity interests or any capital stock or other equity interests of any other Person;

(h)subject to Section 6.02(n) below, other than as required by the Restructuring Term Sheet or the Plan, (i) sell (including any sale leaseback transaction), lease, mortgage, pledge, grant, or incur any encumbrance on, or otherwise Transfer, any properties or assets of the Company Parties or Subsidiary thereof, including any Equity Interests, (ii) purchase, lease, or otherwise acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any assets or properties, other than in the ordinary course of business, (iii) enter into any merger with or into, or consolidation or amalgamation with, any other Person, other than in the ordinary course of business, (iv) permit any other Person to enter into any merger with or into, or consolidation or amalgamation with, it, other than in the ordinary course of business, or (v) enter into any joint venture, partnership, sharing of profits or other similar arrangement involving co-investment between a Company Party or Subsidiary thereof and any other Person, other than in the ordinary course of business;

(i)subject to Section 6.02(n) below, other than as required by this Agreement, the Restructuring Term Sheet or the Plan, enter into any transaction, or proposed settlement of any material claim, litigation, dispute, controversy, cause of action, proceeding, or appeal (except matters fully covered by insurance), that will materially impair the Company’s ability to consummate the Restructuring Transactions or materially impair the value that the Company is committing to provide holders of Company Claims in accordance with this Agreement;

(j)other than as required by this Agreement, the Restructuring Term Sheet or the Plan, or a transaction consented to by the Required Consenting First Lien Creditors pursuant to Section 6.02(n), enter into any contract or agreement with any Affiliate of a Company Party or its Subsidiaries, in each case, other than contracts and agreements solely by and among Debtors and entered into in the ordinary course of business;
(k)amend or modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all respects;

(l)file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Plan, any Definitive Documents, or a transaction consented to by the Required Consenting First Lien Creditors pursuant to Section 6.02(n), in each case, that is inconsistent with Section 3.02 herein;
(m)other than as required by this Agreement, the Restructuring Term Sheet or the Plan, establish, adopt, enter into, modify, or amend any employment, consulting, severance, separation, change of control, retention, bonus, short-term or long-term cash, equity or equity-based incentive, key employee incentive, key employee retention, compensation or deferred compensation, retirement, health, welfare or other employee or fringe benefit agreement, program, policy, plan, practice or arrangement, or any similar documents, policies, plans, programs, or agreements; provided, however, that this paragraph shall not apply to the Company Parties’ ordinary course: (i) changes in connection with annual welfare benefit plan renewals, (ii) amendments to any employee or fringe benefit plan that does not result in an increase in annual cost to the Company Parties in excess of $250,000, in the aggregate, (iii) entering into or amendments to non-executive employment agreements or offer letters that do not provide any new, or increase any existing, severance, separation or transaction-based payments or benefits other than severance payments that are required by applicable law, (iv) shifting of previously furloughed non-executive employees back to full-time work, (v) staffing decisions with respect to non-executive employees such as promotions (not including promotions to the executive level) and compensation adjustments associated with such non-executive position changes that are consistent with the Company Parties’ past practices, (vi) hiring of new non-executive employees, individual consultants independent contractors or anyone who would not be eligible for the Change in Control Severance Policy, dated August 25, 2020, or (vii) termination of any equity or equity based award; or

(n)effectuate any scrapping, retiring or other disposition of drillships, rig-strategy, or any internal restructuring of the ownership of any of their drillships, or implement or consummate any related transactions or otherwise enter into a transaction outside the ordinary course of business, in each case, without the consent of the Required Consenting First Lien Creditors; provided, that for the purposes of such consent in this sub-paragraph, the Required Consenting First Lien Creditors shall designate a single Required Consenting First Lien Creditor from whom the Company may obtain consent and such Required Consenting First Lien Creditor shall consult in good faith with the Company regarding such consent.
6.03.Additional Provisions Regarding the Company Parties’ Commitments.

(a)In the event the Company receives an Alternative Proposal, the Company shall Promptly notify the Consenting Creditors no later than one (1) Business Day following receipt thereof of the existence and material terms of such Alternative Proposal and provide a written copy (if available and subject to any confidentiality provisions of such Alternative Proposal).

(b)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with or a violation of applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this Section 6.03(b) shall not be deemed to constitute a breach of this Agreement; provided, however, that to the extent any such action or inaction is inconsistent with this Agreement or would be a breach of this Agreement absent this Section 6.03(b), including a determination to pursue any Alternative Proposal, the Company Parties shall provide the Consenting Creditors with written notice two (2) Business Days prior to when it or they intend take such action, and in any event in advance of taking such action (such notice, the “Alternative Proposal Termination Notice”).
(c)Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 6.03(b) hereof, each Company Party and its directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (i) consider, respond to, and facilitate unsolicited Alternative Proposals; (ii) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (iii) maintain, or continue discussions or negotiations with respect to Alternative Proposals; (iv) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of unsolicited Alternative Proposals; and (v) enter into or continue discussions or negotiations with holders of any Company Claim (including any Consenting Creditor), any other party in interest, or any other Entity regarding the Restructuring Transactions or Alternative Proposals; provided, that the Company shall not seek or solicit any Alternative Proposal; provided, further, that the Company shall provide to the Creditor Professionals (a) copies of any such Alternative Proposal no later than one (1) Business Day following receipt thereof by the Company or its advisors and (b) such other information (including copies of any materials provided to or from any person making an Alternative Proposal) as necessary to keep the Creditor Professionals contemporaneously informed as to the status and substance of discussions related thereto.

(d)The Company acknowledges that it has reviewed this Agreement and has decided to enter into this Agreement in the exercise of its fiduciary duties.

Section 7.Mutual Representations, Warranties and Covenants.

7.01.Each of the Parties, severally and not jointly, represents, warrants and covenants to each other Party that the following statements are true, correct, and complete as of the date hereof (or, if later, the date that such Party (or if such Party is a Transferee, such Transferee) first became or becomes a Party):

(a)it is validly existing and in good standing under the Laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)except as expressly provided in this Agreement, the Restructuring Term Sheet, the Plan, the BCA or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the U.S. Securities and Exchange Commission or other securities regulatory authorities under applicable Laws, no material consent or approval of, or any registration or filing with, or notice to any other Person is required for it to carry out the Restructuring Transactions contemplated by, and perform its obligations under, this Agreement;

(c)except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its obligations under, this Agreement; and

(d)the entry into, and performance by it of, this Agreement and the Restructuring Transactions contemplated by this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents.

Section 8.Company Representations.  Each Company Party represents, warrants and covenants to each other Party that the following statements are true, correct, and complete as of the date hereof:

8.01.No Company Party nor any of its Subsidiaries nor any of their respective directors, officers or employees nor any other representative acting on behalf of any Company Party or any of its Subsidiaries, has in any material respect: (a) used any funds of a Company Party or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case, relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

8.02.The operations of the Company Parties and their Subsidiaries are and have been at all times conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions (and the rules and regulations promulgated thereunder) to which the Company Parties are subject and any related or similar applicable Laws (collectively, the “Money Laundering Laws”) and no legal proceeding by or before any Governmental Entity or any arbitrator involving any Company Party or any of its Subsidiaries with respect to Money Laundering Laws is pending or threatened.

8.03.No Company Party nor any of its Subsidiaries nor any of their respective directors, officers or employees nor any agent or other Person acting on behalf of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 9.Ownership of Claims.  Each Consenting Creditor, severally and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and deliver this Agreement or a Transfer Agreement, as applicable:

9.01.it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and it is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Creditor’s signature page to this Agreement or a Transfer Agreement, as applicable.

9.02.it has the full power and authority to act on behalf of, vote and consent to matters concerning  such Company Claims/Interests;

9.03.other than pursuant to this Agreement, such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, transfer, or encumbrance of any kind, that would adversely affect in any way such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

9.04.it has the full power to vote, approve changes to, and Transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law.

Section 10.Termination Events.

10.01.Consenting First Lien Creditor Termination Events.  This Agreement may be terminated by the Required Consenting First Lien Creditors by the delivery to the Company and the other Parties of a written notice in accordance with Section 13.10 hereof upon the occurrence and continuation of any of the following events (each, a “First Lien Creditor Termination Event”):

(a)the Company’s failure to meet, satisfy or achieve a Milestone, which Milestone remains unsatisfied for three (3) Business Days (unless such Milestone has been waived or extended in a manner consistent with this Agreement); provided, however, that the right to terminate this Agreement under this Section 10.01(a) on account of a failure by the Company to meet, satisfy or achieve a Milestone may not be asserted by a Consenting First Lien Creditor if the Company’s failure to comply with such Milestone is caused by, or results from, the breach by such Consenting First Lien Creditor of its covenants, agreements or obligations under this Agreement;

(b)the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of such Party set forth in this Agreement that (i) is adverse to the Consenting First Lien Creditor seeking termination pursuant to this provision and (ii) remains uncured (if susceptible to cure) for three (3) Business Days after such terminating Consenting First Lien Creditor transmits a written notice in accordance with Section 13.10 hereof identifying any such breach;

(c)the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling or order that (i) would reasonably be expected to prevent the consummation of or materially alter the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting First Lien Creditors transmit a written notice in accordance with Section 13.10 identifying any such issuance; provided, that this termination right may not be exercised by any Consenting First Lien Creditor that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d)the Bankruptcy Court enters an order denying confirmation of the Plan; provided, however, that if the denial of confirmation of the Plan is (i) due to a technical infirmity (e.g., classification issue) that does not require re-solicitation of the Plan and Disclosure Statement to cure such infirmity and (ii) does not impact the expected economic recovery or terms provided to holders of First Lien Claims under the Plan, the Required Consenting First Lien Creditors and the Company Parties shall use commercially reasonable efforts to cure the technical infirmity causing the basis for the denial and, if the Required Consenting First Lien Creditors have agreed to such cure (evidenced in writing, which may be by email) within five (5) Business Days of such denial, then no Party may terminate this Agreement pursuant to this Section 10.01(d); provided, further, that nothing contained in this Section 10.01(d) shall be deemed to modify or extend any applicable Milestones;

(e)the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting First Lien Creditors), (i) dismissing any of the Chapter 11 Cases, (ii) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (iii) appointing, in one or more of the Chapter 11 Cases, a trustee or examiner with expanded powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code; provided that an examiner appointed solely to review fees and expenses of professionals retained in the Chapter 11 Cases shall not constitute a Termination Event under Section 10 hereof; or (iv) terminating the Company’s exclusivity under Bankruptcy Code Section 1121;
(f)the entry into, implementation, modification, amendment, filing of or making public any of the Definitive Documents without the consent of the applicable Required Consenting First Lien Creditors to the extent required in accordance with this Agreement;

(g)entry of an order by the Bankruptcy Court granting relief from the automatic stay imposed by Section 362 of the Bankruptcy Code authorizing any party to proceed against any asset of any Company Party that would materially and adversely affect the Company Party’s operational or financial performance;

(h)any of the Company Parties (i) withdraws the Plan, (ii) publicly announces their intention not to support the Restructuring Transactions or (iii) files, publicly announces, or executes a definitive written agreement with respect to an Alternative Proposal;

(i)upon (i) a filing by any of the Company Parties of any motion, objection, application or adversary proceeding challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination or characterization of the First Lien Notes Claims or the Second Lien Notes Claims, and/or the liens securing any such Claims or asserting any other claim or cause of action against and/or with respect to any such Claims, liens, any Consenting Creditor or any Agent or Indenture Trustee under any of the relevant debt documents (or if the Company Parties support any such motion, application or adversary proceeding commenced by any third party) or (ii) the entry of an order by the Bankruptcy Court providing relief adverse to the interests of any Consenting Creditor or any Agent or Indenture Trustee with respect to any of the foregoing claims, causes of action or proceedings, including an order granting standing to any other party to prosecute such claims, causes of action or proceedings;

(j)the Company files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of receipt by the Company of written notice from the Required Consenting First Lien Creditors that such motion or pleading is inconsistent with this Agreement;

(k)upon the delivery of an Alternative Proposal Termination Notice by the Company Parties, or upon a failure to provide an Alternative Proposal Termination Notice when required pursuant to Section 6.03(b) (delivery of an Alternative Proposal pursuant to Section 6.03(a) or Section 6.03(c) shall not constitute a termination event hereunder);

(l)upon termination of the BCA;

(m)failure by the Company Parties to pay the Consenting First Lien Creditor Fees and Expenses set forth in Section 13.12 of this Agreement as and when required under the Fee Letters; or

(n)the Bankruptcy Court enters a judgment (including an order granting partial summary judgment) that is not subject to a stay at any time following the tenth (10th) calendar day after the entry thereof against the Company on any of the counts asserted against it (currently or in the future), which judgment adversely affects (or would adversely affect if enforced) the Consenting First Lien Creditors’ ability to obtain the recoveries contemplated in the Restructuring Term Sheet, including the value of any equity, guaranties of indebtedness, or other obligations to be provided by the Company thereunder, and/or (ii) the Company enters into a settlement or other agreement in respect of any of the counts asserted against it that materially and adversely affects (or would adversely affect if consummated) the Consenting First Lien Creditors’ ability to obtain the recoveries contemplated by the Restructuring Term Sheet, including the value of any equity, guaranties of indebtedness, or other obligations to be provided by the Company thereunder.

10.02.Consenting Second Lien Creditor Termination Events.  This Agreement may be terminated by the Required Consenting Second Lien Creditors by the delivery to the Company and the other Parties of a written notice in accordance with Section 13.10 hereof upon the occurrence and continuation of any of the following events (each, a “Second Lien Creditor Termination Event”):

(a)the Company’s failure to meet, satisfy or achieve the Milestone set forth in Section 4(h) (unless such Milestone has been waived or extended in a manner consistent with this Agreement; provided that such Milestone shall not have been extended to any date on or after January 31, 2021, without the consent of the Required Consenting Second Lien Creditors); provided, however, that the right to terminate this Agreement under this Section 10.02(a) on account of a failure by the Company to meet, satisfy or achieve such Milestone may not be asserted by a Consenting Second Lien Creditor if the Company’s failure to comply with such Milestone is caused by, or results from, the breach by such Consenting Second Lien Creditor of its covenants, agreements or obligations under this Agreement;

(b)upon termination of this Agreement by the Required Consenting First Lien Creditors under Section 10.01(d), or by the Company under Section 10.03(d);

(c)upon the delivery of an Alternative Proposal Termination Notice by the Company Parties, or upon a failure to provide an Alternative Proposal Termination Notice when required pursuant to Section 6.03(b) (delivery of an Alternative Proposal pursuant to Section 6.03(a) or Section 6.03(c) shall not constitute a termination event hereunder); or

(d)failure by the Company Parties to pay the Consenting Second Lien Creditor Fees and Expenses set forth in Section 13.12 of this Agreement as and when required pursuant to the terms of Section 13.12 (including the limitations set forth therein).

10.03.Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties, in each case, upon prior written notice to all Parties in accordance with  Section 13.10 upon the occurrence of any of the following events (each a “Company Termination Event”):

(a)the breach in any material respect of any representations, warranties, or covenants by Consenting Creditors holding (i) an amount of First Lien Notes Claims that would result in non-breaching Consenting First Lien Creditors holding less than two-thirds of the aggregate principal amount of First Lien Notes Claims or (ii) an amount of the Second Lien Notes Claims that would result in non-breaching Consenting Second Lien Creditors holding less than two-thirds of the aggregate principal amount of Second Lien Notes Claims, in each case that remains uncured for a period of ten (10) calendar days after the receipt by the Consenting Creditors of written notice of such breach;

(b)two (2) Business Days after the delivery of an Alternative Proposal Termination Notice by the Company Parties (delivery of an Alternative Proposal pursuant to Section 6.03(a) or Section 6.03(c) shall not constitute a termination event hereunder);
(c)upon termination of the BCA;

(d)the Bankruptcy Court enters an order denying confirmation of the Plan; provided, however, that if the denial of confirmation of the Plan is (i) due to a technical infirmity (e.g., classification issue) that does not require re-solicitation of the Plan and Disclosure Statement to cure such infirmity and (ii) does not impact the expected economic recovery or terms provided to holders of First Lien Claims under the Plan, the Required Consenting First Lien Creditors and the Company Parties shall use commercially reasonable efforts to cure the technical infirmity causing the basis for the denial and, if the Required Consenting First Lien Creditors have agreed to such cure (evidenced in writing, which may be by email) within five (5) Business Days of such denial, then no Party may terminate this Agreement pursuant to this Section 10.01(d); provided, further, that nothing contained in this Section 10.01(d) shall be deemed to modify or extend any applicable Milestones;

(e)the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling or order that (i) would reasonably be expected to prevent the consummation of or materially alter the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Company Party transmits a written notice in accordance with Section 13.10 identifying any such issuance; provided, that this termination right may not be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement; or

(f)any Consenting Creditor files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of receipt by the applicable Consenting Creditor of written notice from the Company that such motion or pleading is inconsistent with this Agreement; provided, that any termination pursuant to this subsection 10.03(f) shall be applicable only to the Consenting Creditor that files any such motion or pleading with the Bankruptcy Court, unless such Consenting Creditor is part of the Ad Hoc Crossover Group then any termination pursuant to this subsection 10.03(f) shall be applicable as to all Parties.

10.04.Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting First Lien Creditors and (b) each Company Party.

10.05.Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the earlier of (a) the Plan Effective Date and (b) the Outside Date.

10.06.Effect of Termination.  After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents, agreements, undertakings, tenders, waivers, forbearances, ballots and votes delivered by a Party subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise.  Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit a Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party.  No purported termination of this Agreement shall be effective under this Section 10.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 10.03(b).  Nothing in this Section 10.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 10.03(b).  For the avoidance of doubt, the automatic stay arising pursuant to Section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights hereunder.

Section 11.Transfer of Claim.

11.01.During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either: (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement; or (ii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.

11.02.Upon compliance with the requirements of Section 11.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests.  Any Transfer in violation of Section 11.01 shall be void ab initio.
11.03.This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Creditors) and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.
11.04.This Section 11 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims/Interests.
11.05.Notwithstanding Section 11.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if:  (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 11.01; and (c) the Transfer otherwise is a Permitted Transfer under Section 11.01.  To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee.
11.06.Notwithstanding anything to the contrary in this Section 11, the restrictions on Transfer set forth in this Section 11 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.
11.07.Any transfers of any commitments under the BCA shall be subject to the applicable terms and conditions set forth in the BCA.

Section 12.Amendments and Waivers.

12.01.This Agreement (including as to the required content of any Definitive Document) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.
12.02.This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing by the Company Parties and the Required Consenting Creditors; provided, however, that (1) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the First Lien Note Claims held by a Consenting First Lien Creditor (as compared to other Consenting First Lien Creditors represented by Akin Gump and without giving effect to such Consenting First Lien Creditor’s specific holdings or Claims, specific tax or economic position or any other matters personal to such Consenting First Lien Creditor), then the consent of each such affected Consenting First Lien Creditor shall also be required to effectuate such modification, amendment, waiver or supplement; (2) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Second Lien Note Claims held by a Consenting Second Lien Creditor (as compared to other Consenting Second Lien Creditors and without giving effect to such Consenting Second Lien Creditor’s specific holdings or Claims, specific tax or economic position or any other matters personal to such Consenting Second Lien Creditor), then the consent of each such affected Consenting Second Lien Creditor shall also be required to effectuate such modification, amendment, waiver or supplement; (3) any proposed modification, amendment, waiver, or supplement of Section 3.02, Section 5, the notice requirements in Sections 6.03(a) or 6.03(b), Section 7, Section 9, Section 10.02, Section 10.06, Section 11, or Section 13 or of any definition or interpretative section or provision with respect to such sections, in each case, that has a material, disproportionate, and adverse effect on the Consenting Second Lien Creditors (in their capacity as Consenting Second Lien Creditors and as compared to the Consenting First Lien Creditors and without giving effect to such Consenting Creditor’s specific tax or economic position or any other matters personal to such Consenting Creditor), then the consent of the Required Consenting Second Lien Creditors shall also be required to effectuate such modification, amendment, waiver or supplement thereto; and (4) any amendment that modifies: (a) the defined term (x) “Required Consenting First Lien Creditors” or (y) “Outside Date” to be any date on or after January 31, 2021, shall require the written consent of the Company and each Consenting First Lien Creditor, (b) the defined term “Required Consenting Second Lien Creditors” shall require the written consent of the Company and each Consenting Second Lien Creditor, (c) the defined term “Required Consenting Creditors” shall require the written consent of the Company and each Consenting Creditor; (d) the defined term “Consenting Creditors” shall require the written consent of the Company and each Consenting Creditor, (e) the conditions to the effectiveness of this Agreement set forth in Section 2 shall require the written consent of the Company and the Required Consenting Creditors, (f) the last paragraph of Section 5.03 or Section 5.04 shall require the written consent of the Company and each Consenting Creditor, and (g) this Section 12 shall require the written consent of the Company and each Consenting Creditor.
12.03.The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law.
12.04.Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to this Section 12, or otherwise, including a written approval by the Company Parties, the Required Consenting First Lien Creditors, the Required Consenting Second Lien Creditors, or the Required Consenting Creditors, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

12.05.Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

Section 13.Miscellaneous.
13.01.Acknowledgement.  Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of Sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws, provisions of the Bankruptcy Code, and/or other applicable law.
13.02.Entire Agreement.  This Agreement, and the attached exhibits, annexes, and schedules, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement and Parties in entering into this Agreement, are not relying on any other representation or warranties other than as set forth in this Agreement; provided, however, that any Confidentiality Agreement executed by any Consenting Creditor or Creditor Professional and the Fee Letters shall survive this Agreement and shall continue to be in full force and effect in accordance with their terms.
13.03.Exhibits Incorporated by Reference; Conflicts.  Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. Subject to the foregoing, in the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.
13.04.Survival of Agreement.  Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in Section 10.06 and Section 13 survive such termination and shall continue in full force and effect in accordance with the terms hereof and the Confidentiality Agreements and Transfer Agreement and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and in contemplation of possible filings by the Company of voluntary petitions under chapter 11 of the Bankruptcy Code, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing.
13.05.No Waiver of Participation and Preservation of Rights.  If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.
13.06.Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by email in portable document format (.pdf).
13.07.Relationship Among Parties.  Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. No Consenting Creditor shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Consenting Creditor. It is understood and agreed that no Consenting Creditor has any fiduciary duty, any duty of trust or confidence in any kind or form, or any other duties or responsibilities with any other Consenting Creditor or any other creditor, stakeholder, party in interest or other party, and, except as expressly provided in this Agreement, there are no commitments among or between them.  In this regard, it is understood and agreed that any Consenting Creditor may trade in the Company Claims/Interests or other debt or equity securities of the Company without the consent of the Company or any other Consenting Creditor, subject to applicable securities laws and Section 11 of this Agreement; provided, however, that no Consenting Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Creditors shall in any way affect or negate this understanding and agreement.  For the avoidance of doubt: (1) each Consenting Creditor is entering into this Agreement directly with the Company and not with any other Consenting Creditor, (2) no other Consenting Creditor shall have any right to bring any action against any other Consenting Creditor with respect this Agreement (or any breach thereof) and (3) no Consenting Creditor shall, nor shall any action taken by a Consenting Creditor pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Creditor with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Creditors are in any way acting as a group.   All rights under this Agreement are separately granted to each Consenting Creditor by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.
13.08.Specific Performance; Remedies Cumulative.  It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy.  Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.
13.09.JURY TRIAL, GOVERNING LAW AND DISPUTE RESOLUTION.

(a)THE PARTIES WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

(b)THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Prior to the commencement of the Chapter 11 Cases, each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, in the United States federal district courts located in Harris County, Texas (or if the federal district courts do not have jurisdiction, then the state courts located in Harris County, Texas), and any appellate court from any thereof, and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction of the federal court or state court, as applicable; (ii) waives any objection to laying venue in any such action or proceeding in the federal court or state court, as applicable; and (iii) waives any objection that the federal court or state court, as applicable, is an inconvenient forum or does not have jurisdiction over any Party hereto. Notwithstanding the foregoing, upon the commencement of the Chapter 11 Cases, each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (x) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (y) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (z) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

(c)Notwithstanding any of the foregoing, if the Chapter 11 Cases are commenced, nothing in this Section shall limit the authority of the Bankruptcy Court to hear any matter related to or arising out of this Agreement.
13.10.Notice.  All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, mailed (first class postage prepaid) or by email to the Parties at the below addresses, or e-mail addresses.  For the avoidance of doubt when written notice to the Required Consenting Creditors is required by this Agreement, email to Required Consenting Creditors’ counsel from the Company’s counsel shall be sufficient.

If to the Company:

Pacific Drilling S.A.

11700 Katy Freeway, Suite 175

Houston, TX 77079

Attn: Lisa Manget Buchanan

E-mail Address: l.buchanan@pacificdrilling.com

With a copy to:

Latham & Watkins, LLP

885 Third Avenue

New York, NY 10022-4834

Attn: George Davis; Suzzanne Uhland; Adam Ravin

E-mail Address:George.Davis@lw.com

Suzzanne.Uhland@lw.com

Adam.Ravin@lw.com

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

Attn: Justin T. Stolte

E-mail Address: justin.stolte@lw.com

If to any member of the Ad Hoc Crossover Group or Backstop Parties, to the address set forth beneath such lender’s signature block, with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attn: Michael Stamer

E-mail Address: mstamer@akingump.com;

Akin Gump Strauss Hauer & Feld LLP

Robert S. Strauss Tower
2001 K Street, N.W.
Washington, DC 20006-1037

Attn: James Savin

E-mail Address: jsavin@akingump.com

If to a Consenting Second Lien Creditor, to the address set forth beneath such lender’s signature block, with a copy to:

Milbank LLP

55 Hudson Yards

New York, NY 10001-2163

Attn: Scott Golenbock

E-mail Address: sgolenbock@milbank.com

Milbank LLP

1850 K Street, NW

Suite 1100, Washington D.C. 20006

Attn: Daniel Valenza

E-mail Address: dvalenza@milbank.com

If to any Consenting First Lien Creditor not in the Ad Hoc Crossover Group:

To the address (if any) specified on the signature page of this Agreement for the applicable Consenting First Lien Creditor.

13.11.Third-Party Beneficiaries; Successors and Assigns.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective permitted successors and permitted assigns, as applicable, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

13.12.Fees and Expenses.  Regardless of whether the Restructuring Transactions are consummated, the Company Parties shall pay in cash all reasonable and documented fees and expenses of (i) (a) Akin Gump, as counsel to the Ad Hoc Crossover Group, (b) any local or special counsel to the Ad Hoc Crossover Group, including (1) Walkers, as Cayman counsel to the Ad Hoc Crossover Group, (2) Loyens & Loeff Luxembourg S.À R.L, as Luxembourg counsel to the Ad Hoc Crossover Group and (3) Seward & Kissel, LLP, as maritime counsel to the Ad Hoc Crossover Group, (c) Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Crossover Group, (ii) any consultants or other professionals retained by the Ad Hoc Crossover Group represented by Akin Gump in connection with the Company Parties or the Restructuring Transactions with the consent of the Company Parties (not to be unreasonably withheld), in each case, in accordance with the engagement letters of such consultant or professional signed by the Company Parties, including any success fees contemplated therein, and in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals (clauses (i) and (ii) collectively, the “Consenting First Lien Creditor Fees and Expenses”) and (iii) Milbank LLP and one local counsel, each as counsel to certain Consenting Second Lien Creditors, in each case within three (3) Business Days after delivery of such counsel’s invoice to the Company Parties’ counsel and up to an total aggregate amount not to exceed $100,000 (the “Consenting Second Lien Creditor Fees and Expenses” and, together with the Consenting First Lien Creditor Fees, the “Consenting Creditor Fees and Expenses”); provided, however, that simultaneously with the execution of this Agreement, the Company Parties shall pay all such unpaid Consenting Creditor Fees and Expenses incurred at any time prior to the Agreement Effective Date; and provided, further, that in the event that the Plan is consummated, the Consenting Creditor Fees and Expenses shall also include all fees and expenses reasonably expected to be incurred by the foregoing persons related to the Restructuring Transactions following the Plan Effective Date.
13.13.Conflicts Between the Restructuring Term Sheet and this Agreement.  In the event of any conflict among the terms and provisions in the Restructuring Term Sheet and this Agreement, the terms and provisions of the Restructuring Term Sheet shall control. Nothing contained in this Section 13.13 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Restructuring Term Sheet as set forth in Section 12 herein. For the avoidance of doubt, after the Plan is filed with the Bankruptcy Court in the Chapter 11 Cases, the Plan shall supersede the terms of the Restructuring Term Sheet and, in the event of any conflict among the terms and provisions in the Plan and this Agreement, the terms and provisions of the Plan shall control.

13.14.Settlement Discussions.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

13.15.Good-Faith Cooperation; Further Assurances.  The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring Transactions.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, however, that this Section 13.15 shall not limit the right of any party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Section 3.02).

13.16.Severability.  If any provision of this Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as enforceable.

13.17.Damages.  Notwithstanding anything to the contrary in this Agreement, none of the Parties shall claim or seek to recover from any other Party on the basis of anything in this Agreement any punitive, special, indirect or consequential damages or damages for lost profits.

13.18.Confidentiality and Publicity.  Other than as may be required by applicable Law and regulation or by any governmental or regulatory authority, no Party shall disclose to any Person (including for the avoidance of doubt, any other Consenting Creditor), other than legal, accounting, financial and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for), the name or the principal amount or percentage of the Company Claims/Interests held by any Consenting Creditor or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims/Interests acquired pursuant to any Transfer); provided, however, that the Company Parties shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Company Claims held by the Consenting Creditors collectively; and, provided, further, that the Company Parties may disclose the names of any Consenting Creditor (at the institution level) at a hearing in connection with the Chapter 11 Cases, but not the principal amount or percentage of the Company Claims held by any such Consenting Creditor or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims acquired pursuant to any Transfer).  Notwithstanding the foregoing, the Consenting Creditors hereby consent to the disclosure of the execution, terms and contents of this Agreement by the Company Parties in the Definitive Documents or as otherwise required by Law or regulation; provided, however, that (i) if any of the Company Parties determines that they are required to attach a copy of this Agreement, any Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, they will redact any reference to or identifying information concerning a specific Consenting Creditors and such Consenting Creditor’s holdings (including before filing any pleading with the Bankruptcy Court) and (ii) if disclosure of additional identifying information of any Consenting Creditors is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Creditor (who shall have the right to seek a protective order prior to disclosure).  The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement and any Transfer Agreement.  Notwithstanding the foregoing, the Company Parties will submit to counsel for the Consenting Creditors all press releases, public filings, public announcements or other communications with any news media, in each case, to be made by the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof at least two (2) Business Days (it being understood that such period may be shortened to the extent there are exigent circumstances that require such public communication to be made to comply with applicable Law) in advance of release and will take such counsel’s view with respect to such communications into account.  Nothing contained herein shall be deemed to waive, amend or modify the terms of any Confidentiality Agreement.
13.19.Qualification on Consenting Creditor Representations.  The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Creditor that is a separately managed account of an investment manager are being made only with respect to the Company Claims/Interests managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Creditor that are not held through accounts managed by such investment manager.

13.20.Independent Due Diligence and Decision Making.  Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company.

13.21.Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.22.Several, Not Joint and Several, Obligations.  Except as otherwise expressly set forth herein, the agreements, representations, warranties, liabilities and obligations of the Consenting Creditors under this Agreement are, in all respects, several and not joint and several.

[Signature Pages To Follow]

[Consenting First Lien Creditor Signature Pages Redacted]

[Consenting Second Lien Creditor Signature Pages Redacted]

Accepted and agreed to as of the date first above written:

PACIFIC DRILLING S.A.

PACIFIC BORA LTD.

PACIFIC DRILLING COMPANY LIMITED

PACIFIC DRILLING FINANCE S.À R.L.

PACIFIC DRILLING LIMITED

PACIFIC DRILLING NIGERIA LIMITED

PACIFIC DRILLING OPERATIONS LIMITED

PACIFIC DRILLING OPERATIONS, INC.

PACIFIC DRILLING V LIMITED

PACIFIC DRILLING VII LIMITED

PACIFIC DRILLING, INC.

PACIFIC DRILLING, LLC

PACIFIC DRILLSHIP S.À R.L.

PACIFIC MISTRAL LTD.

PACIFIC SANTA ANA LIMITED

PACIFIC SCIROCCO LTD.

PACIFIC SHARAV KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG

PACIFIC SHARAV S.À R.L.

By:/s/ Bernie G. Wolford Jr.
Name: Bernie G. Wolford Jr.
Title: Authorized Representative

PACIFIC DRILLING HOLDING (GIBRALTAR) LTD.

By:/s/ Bernie G. Wolford Jr.
Name: Bernie G. Wolford Jr.
Title: Director

In the presence of a witness:

By:/s/ Kathleen Gehlhausen

Name: Kathleen Gehlhausen

Title: Sr. Corporate Paralegal

Address: 11700 Katy Fwy Ste 175, Houston, TX

Signature Page to Restructuring Support Agreement

Exhibit A

PDSA Subsidiaries

Pacific Drilling Operations Limited

Pacific Drilling V Limited

Pacific Drilling VII Limited

Pacific Sharav Korlátolt Felelősségű Társaság

Pacific Bora Ltd.

Pacific Mistral Ltd.

Pacific Scirocco Ltd.

Pacific Drilling Limited

Pacific Drilling, Inc.

Pacific Drilling Operations, Inc.

Pacific Drilling, LLC

Pacific Drilling Finance, S.à r.l.

Pacific Drillship S.à r.l.

Pacific Santa Ana Limited

Pacific Sharav S.à r.l.

Pacific Drilling Holding (Gibraltar) Limited

Pacific Drillship Nigeria Limited

Pacific Drilling Company Limited

Exhibit B

Restructuring Term Sheet

__________________________________________________________________

Pacific Drilling S.A., et al.

Restructuring Term Sheet1

October 30, 2020

__________________________________________________________________

THIS RESTRUCTURING TERM SHEET (INCLUDING THE EXHIBITS, annexes AND schedules ATTACHED HERETO, THIS “TERM SHEET”) AND THE DOCUMENTS TO WHICH THIS TERM SHEET IS ATTACHED COLLECTIVELY DESCRIBE A PROPOSED RESTRUCTURING FOR THE COMPANY PARTIES THAT WILL BE EFFECTUATED THROUGH the FILING OF THE CHAPTER 11 CASES IN THE BANKRUPTCY COURT.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY EXCHANGE OFFER OR PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, SHALL BE MADE ONLY IN COMPLIANCE WITH section 4(a)(2) of the securities act of 1933, SectionS 1125 AND 1145 of the Bankruptcy Code and APPLICABLE LAWS.

THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING AND ANY AGREEMENT Referenced herein or EXECUTED in connection therewith IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION THAT SHALL BE CONSISTENT IN ALL RESPECTS WITH, AND contain THE TERMS AND CONDITIONS SET FORTH IN, the RSA (AS DEFINED BELOW) and THIS TERM SHEET (Including the applicable consent rights set forth therein).  THIS TERM SHEET HAS BEEN PRODUCED FOR SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL statutes, RULES and laws.  NOTHING IN THIS TERM SHEET SHALL BE DEEMED OR CONSTRUED AS AN ADMISSION OF FACT OR LIABILITY OF ANY KIND. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY without THE PRIOR WRITTEN CONSENT OF THE COMPANY PARTIES AND the REQUIRED Consenting First Lien creditors.

This Term Sheet, which is Exhibit B to the Restructuring Support Agreement, dated October 30, 2020 (the “RSA”), by and among (i) Pacific Drilling S.A. (“PDSA”), a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg registered with the Luxembourg register of commerce and companies under registration number B159658, having its registered office at 8-10 Avenue de la Gare, L-1610, Luxembourg, its

[1]	Capitalized terms used but not otherwise defined or referenced herein shall have the meanings ascribed to such terms in the RSA (as defined below).

subsidiary Pacific Drilling Company Limited (“PDCL”), a company incorporated in the Cayman Islands, and certain of their direct and indirect subsidiaries listed on Exhibit A hereto (collectively with PDSA and PDCL, the “Company Parties” or “Debtors”), (ii) the Consenting First Lien Creditors, and (iii) the Consenting Second Lien Creditors, sets forth the principal terms of the Restructuring Transactions regarding the existing indebtedness of, existing equity interests in, and certain other obligations of, the Debtors, in each case, through the commencement of the Chapter 11 Cases that will be filed by each of the Debtors in the Bankruptcy Court.  The Restructuring Transactions and the Definitive Documents contemplated hereby and thereby shall be (i) consistent in all respects with, and shall contain the terms and conditions set forth in, the RSA and this Term Sheet (including the applicable consent rights set forth therein) and (ii) implemented pursuant to the Plan.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Definitive Documentation evidencing the transactions comprising the Restructuring Transactions, which remain subject to negotiation in good faith in accordance with the RSA. Consummation of the transactions contemplated by this Term Sheet is subject to (1) the negotiation and execution of the Definitive Documents evidencing the Restructuring Transactions in accordance with the RSA and (2) satisfaction or waiver of all of the conditions in the Definitive Documents evidencing the Restructuring Transactions, including the Plan, pursuant to the terms thereof.

OVERVIEW
Prepetition Indebtedness of and Equity Interests in the Debtors

The outstanding indebtedness of, and equity interests in, the Debtors to be amended, restructured, discharged, compromised or left unimpaired through the Plan, in each case, consistent with the terms and conditions, including consent rights, described in this Term Sheet and the RSA, will include, without limitation, the following:

a)
First Lien Notes Claims arising under, derived from, or based on that certain First Lien Notes Indenture;
b)
Second Lien Notes Claims arising under, derived from, or based on that certain Second Lien Notes Indenture;

c)
All other Claims against the Debtors, whether secured or unsecured; and

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“Interest” means, collectively, the shares (or any class thereof) of common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement) and claims under Section 510(b) of the Bankruptcy Code.

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d) All Interests.[2]
Overview of Restructuring Transactions

Pursuant to the Restructuring Transactions and the Definitive Documents, on the Plan Effective Date:

a)
Holders of the First Lien Notes Claims and Second Lien Notes Claims will be issued new equity in Reorganized PDC (as defined below), and Holders of Second Lien Notes Claims will receive the New 2L Warrants (as defined herein);
b)
Holders of beneficial Interests in PDSA (“Existing Beneficial Lux Interests”) will receive no recovery under the Plan and all Existing Beneficial Lux Interests shall be cancelled, released, and extinguished;
c)
All of PDSA’s Interests in PDCL (“Existing Cayman Interests”) shall be cancelled, released, and extinguished;[3] and
d)
The Cayman Proceedings (as defined herein) shall be completed.

As reorganized on the Plan Effective Date pursuant to the Definitive Documents, the Debtors shall be referred to collectively herein as the “Reorganized Debtors,” and, specifically, as reorganized on the Plan Effective Date pursuant to the Definitive Documents, PDCL shall be referred to herein as “Reorganized PDC.”[4]

Subject to the terms and conditions of the RSA (which includes milestones, consent rights, and other terms, conditions and rights not set forth in this Term Sheet), the Restructuring Transactions will be structured, implemented, and accomplished through the

[3]

Remaining PDSA shall be liquidated or wound down pursuant to Luxembourg law.  On the Plan Effective Date, legal title to the Existing Beneficial Lux Interests shall be deemed transferred to an estate representative or another Reorganized Debtor for the purposes of the Plan as set forth in the Restructuring Transaction Steps.

[4]	For the avoidance of doubt, Reorganized PDC also constitutes a Reorganized Debtor.

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Plan and other Definitive Documents that shall be consistent in all respects with, and shall contain the terms and conditions (including consent rights) set forth in, the RSA and this Term Sheet.
TREATMENT OF CLAIMS AND INTERESTS
Administrative, Priority and Tax Claims

Except to the extent that a holder of an Allowed[5] administrative, priority or priority tax Claim and the Company Party (against which such Claim is asserted) agree with the consent of the Required Consenting First Lien Creditors to less favorable treatment for such holder, on or as soon as practicable after the later to occur of (a) the Plan Effective Date and (b) the date such Claim becomes Allowed (or as otherwise set forth in the Plan), each holder of an Allowed administrative, priority or priority tax Claim will either, be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Voting: Administrative, priority or priority tax Claims are unimpaired under the Plan, and the holders of such Claims are deemed to accept the Plan.

Other Secured Claims[6]

Except to the extent that a holder of an Allowed Other Secured Claim and the Company Party (against which such Claim is asserted) agree with the consent of the Required Consenting First Lien Creditors to less favorable treatment for such holder, on the Plan Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, each holder thereof shall receive, at the election of the applicable Debtor(s), with the consent of the Company Parties and the Required Consenting First Lien Creditors, or Reorganized Debtor(s), as applicable: (a) payment in full in cash; (b) the collateral securing its Allowed Other Secured Claim; (c)

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“Allowed” means, with respect to any Claim: (a) a Claim as to which no objection has been filed and that is evidenced by a Proof of Claim timely filed by the applicable bar date, if any, or that is not required to be evidenced by a filed Proof of Claim under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim, as applicable, has been timely filed; or (c) a Claim that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith.  Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date.  No Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

[6]	“Other Secured Claim” means any secured Claim against the Debtors, other than the First Lien Notes Claims, or the Second Lien Notes Claims.

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reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.

Voting: Other Secured Claims are unimpaired under the Plan and, therefore, the holders of such Claims are deemed to accept the Plan.

First Lien Notes Claims

The First Lien Notes Claims shall be deemed Allowed in the amount of no less than $781.4 million (including accrued and unpaid interest at the non-default rate).  On the Plan Effective Date, each holder of an Allowed First Lien Notes Claim  will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed First Lien Notes Claim, (a) its pro rata share of 91.5% of the equity in Reorganized PDC (the “New Reorganized PDC Equity”), subject to dilution on account of the equity issued pursuant to the Management Incentive Plan (as defined below), if any, and the New 2L Warrants (as defined below) (collectively, the “Permitted Dilution”), and (b) cash sufficient to satisfy any accrued and unpaid Indenture Trustee fees and expenses pursuant to the First Lien Notes Indenture.

Voting: First Lien Notes Claims are impaired under the Plan, and holders of such Claims shall be entitled to vote to accept or reject the Plan.

Second Lien Notes Claims

The Second Lien Notes Claims shall be deemed Allowed in the amount of $345.6 million (including accrued and unpaid interest at the non-default rate).  On the Plan Effective Date, each holder of an Allowed Second Lien Notes Claim will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Second Lien Notes Claim, the following: (x) its pro rata share of 8.5% of the New Reorganized PDC Equity, subject to the Permitted Dilution, (y) 7-year warrants (the “New 2L Warrants”) to purchase its pro rata share of 15.0% of the fully diluted New Reorganized PDC Equity (calculated as of the Effective Date), subject to dilution on the Effective Date solely on account of the equity issued pursuant to the Management Incentive Plan, exercisable at a strike price equivalent to an equity value of Reorganized PDC of $750 million; and (z) cash sufficient to satisfy any accrued and unpaid Indenture Trustee fees and expenses pursuant to the Second Lien Notes Indenture.

Voting: Second Lien Notes Claims are impaired under the Plan,

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and holders of such Claims shall be entitled to vote to accept or reject the Plan.
General Unsecured Claims[7]

Holders of any General Unsecured Claims will receive no recovery and all such General Unsecured Claims will be released, extinguished, and discharged.

Voting: General Unsecured Claims are impaired under the Plan, but since they are receiving no distribution, holders of such General Unsecured Claims are deemed to reject the Plan.

Intercompany Claims

Each prepetition Claim held by a Debtor against another Debtor shall be, at the option of the Debtors (with the consent of the Required Consenting First Lien Creditors) or the Reorganized Debtors, as applicable, either reinstated, compromised or cancelled and released without any distribution.[8]

Voting: Intercompany Claims will be either impaired with no distribution or unimpaired under the Plan.  In either case, holders of Intercompany Claims will not be entitled to vote to accept or reject the Plan.

Intercompany Interests

Existing Cayman Interests held by PDSA will be cancelled, released, and extinguished, and will be of no further force or effect. Remaining Intercompany Interests (“Intercompany Interests”) shall be, at the option of the Debtors, subject to the consent of the Required Consenting First Lien Creditors or the Reorganized Debtors, either reinstated or cancelled and released without any distribution.

Voting: Intercompany Interests will be either impaired with no distribution or unimpaired under the Plan.  In either case, holders of Intercompany Interests will not be entitled to vote to accept or reject the Plan.

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“General Unsecured Claim” means any Claim, other than the First Lien Notes Claims, Second Lien Notes Claims, an administrative, priority or priority tax Claim, an Other Secured Claim, an Intercompany Claim, or any Claim subject to subordination under section 510(b) of the Bankruptcy Code.  For the avoidance of doubt, General Unsecured Claims shall include any Claims asserted by Pacific Drilling VIII Limited, Pacific Drilling Services, Inc., or any of successor entities thereto (collectively, the “Zonda Debtors”).

[8]	For the avoidance of doubt, any Claims asserted by the Zonda Debtors shall be classified and treated as General Unsecured Claims and not as Intercompany Claims.

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Section 510(b) Claims

The holder of (i) and Section 510(b) Claims or (ii) any claims otherwise legally subordinated to General Unsecured Claims pursuant to section 510(b) of the Bankruptcy Code (“Subordinated Claims”) will receive no recovery and all such Claims will be cancelled, released, extinguished, and discharged.

Voting: Section 510(b) Claims are impaired under the Plan, but since they are receiving no distribution, holders of such Claims are deemed to reject the Plan.

Existing Beneficial Lux Interests

On the Plan Effective Date, all Existing Beneficial Lux Interests will be cancelled, released, and extinguished, and will be of no further force or effect.  On the Plan Effective Date, legal title to the Existing Beneficial Lux Interests shall be deemed transferred to an estate representative or another Reorganized Debtor for the purposes of the Plan as set forth in the Restructuring Transaction Steps.

Voting: Existing Beneficial Lux Interests are impaired under the Plan, but since they are receiving no distribution, holders of such Existing Beneficial Lux Interests are deemed to reject the Plan.

IMPLEMENTATION OF THE RESTRUCTURING TRANSACTIONS
Cayman Proceedings

In accordance with the Milestones set forth in the RSA, by no later than October 31, 2020 (the “Petition Date”), the Debtors will commence their Chapter 11 Cases in the Bankruptcy Court.  Substantially simultaneously with the Petition Date, PDCL will be placed in a parallel insolvency proceeding in a court of competent jurisdiction in the Cayman Islands (the “Cayman Proceedings”) in order to effectuate and gain recognition of the Restructuring Transactions in the Cayman Islands, with the Cayman Restructuring Documents being acceptable to the Required Consenting First Lien Creditors as provided in the RSA.

PDSA

In connection with the consummation of the Restructuring Transactions under the Plan, PDSA will terminate its registration under the Securities Exchange Act of 1934, as amended, and cause its common stock to no longer be listed on the New York Stock Exchange.

If legal title to all Existing Beneficial Lux Interests is transferred to an estate representative, the estate representative shall be authorized and directed to take certain actions to dissolve PDSA under the laws of the Grand Duchy of Luxembourg and obtain a discharge of duties on behalf of PDSA’s board of directors.  If legal title to all Existing Beneficial Lux Interests is transferred to a Reorganized Debtor, such Reorganized Debtor shall be

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authorized and directed to take the following actions: (a) amend the applicable new organizational documents to reduce the number of directors and (b) discharge the existing directors.
Reorganized PDC

On the Plan Effective Date, Reorganized PDC will issue the New Reorganized PDC Equity and the New 2L Warrants as contemplated by this Term Sheet, the RSA and the Plan.

On the Plan Effective Date, Reorganized PDC shall issue all instruments, certificates, and other documents required to implement the Exit Facility.

Governance

The corporate governance documents relating to Reorganized PDC shall be on the terms set forth on Exhibit C hereto (the “Governance Term Sheet”) and such other terms as determined by the Required Consenting First Lien Creditors, after consultation in good faith with the Company Parties and with the Required Consenting Second Lien Creditors.

Exemption from SEC Registration

The issuance of all securities, including the New Reorganized PDC Equity and the New 2L Warrants (including the New Reorganized PDC Equity issuable upon the exercise thereof), outstanding in connection with the Plan will be exempt from SEC registration to the fullest extent permitted by law.

Unexpired Leases and Executory Contracts

To be assumed or rejected as per the terms of the Plan or an applicable order of the Bankruptcy Court, as determined by the Company Parties and the Required Consenting First Lien Creditors.

The Severance Agreements, Severance Policy and KEIP/KERP agreements (each as defined in the Employee Matters Term Sheet annexed hereto in Exhibit D), after giving effect to the amendments contemplated by Exhibit D, will to the extent they are contracts with the Debtors be assumed as executory contracts by the Reorganized Debtors under the Plan, and shall not otherwise be modified or rejected.

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Non-Debtor Affiliates

There are certain direct and indirect subsidiaries of PDSA that will not be Debtors in the Chapter 11 Cases (the “Non-Debtor Affiliates”).[9]  Other than the releases (including third-party releases), the Chapter 11 Cases will have no effect on the Non-Debtor Affiliates and to the extent the Chapter 11 Cases require action by the Non-Debtor Affiliates, the Debtors will cause the Non-Debtor Affiliates take any and all appropriate actions in furtherance of the Restructuring Transactions.

Employee Matters/Management Incentive Plan	The terms of any management incentive plan (the “Management Incentive Plan”) and various employee matters shall be as set forth on Exhibit D hereto (the “Employee Matters Term Sheet”).
New 2L Warrants

The terms of the New 2L Warrants issued to the holders of Allowed Second Lien Notes Claims shall include Black Scholes M&A protection assuming 45% volatility exercisable in the event of a Third Party Sale Transaction (as defined below).

In any Third Party Sale Transaction, the New 2L Warrants will (x) be automatically exercised, on a cashless basis, immediately prior to such Third Party Sale Transaction and (y) receive an amount equal to the Black Scholes value of the New 2L Warrants, payable in the form of the consideration payable in such transaction to holders of New Reorganized PDC Equity.[10]

The New 2L Warrants shall also include customary anti-dilution protection for (i) stock splits, stock dividends, consolidation, reverse-stock splits, reclassifications and similar transactions and (ii) cash dividends to New Reorganized PDC Equity, in each case, not involving or constituting a Third Party Sale Transaction, but shall have no other anti-dilution protections.

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Specifically, the Non-Debtor Affiliates are: Pacific Drilling Administrator Limited; Pacific Drilling do Brasil Invetimentos Ltda; Pacific Drilling do Brasil Servicos de Perfuacao Ltda; Pacific Drilling Ghana Limited; Pacific Drilling International LLC; Pacific Drilling International Ltd.; Pacific Drilling Manpower Ltd.; Pacific Drilling Manpower S.à r.l.; Pacific Drilling Manpower, Inc.; Pacific Drilling N.V.; Pacific Drilling Netherlands Coöperatief U.A.; Pacific Drilling South America 1 Limited; Pacific Drilling South America 2 limited.; Pacific Drillship México, S. de R.L. de C.V.; Pacific Menergy Ghana Limited; Pacific Deepwater Construction Limited; and Pacific International Drilling West Africa Limited.  For the avoidance of doubt, the Non-Debtor Affiliates do not include the Zonda Debtors.

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“Third Party Sale Transaction” means a transaction or series of related transactions to which Reorganized PDC or its subsidiaries is a party pursuant to which all or substantially all of the assets of Reorganized PDC and its subsidiaries (taken as a whole) are transferred, directly or indirectly, to a third party (whether as a result of a consolidation, a sale of equity, a merger, a sale or issuance of equity or a sale of assets), in each case, in which the outstanding New Reorganized PDC Equity shall be entitled to receive (either directly or upon subsequent liquidation) cash, securities, other property or any combination thereof and excluding a transaction if, immediately after consummation of such transaction, the then existing holders of New Reorganized PDC Equity own, directly or indirectly and solely on account of their New Reorganized PDC Equity, a majority of the equity of the purchasing entity, the surviving entity or its applicable parent entity following such transaction.  If a transaction does not qualify as a Third Party Sale Transaction, the New 2L Warrants shall not terminate on the occurrence of such transaction and shall continue in full force and effect with respect to Reorganized PDC (or its applicable successor).

9

Further, the New 2L Warrants would include the right to participate in preemptive rights (on an as exercised basis and as set forth in the Governance Documents) with respect to below market equity issuances to related parties.

Additional terms of the New 2L Warrants shall be set forth in a new warrants agreement that shall be filed with the Plan Supplement (the “New Warrants Agreement”).

Exit Facility Backstop Commitment Agreement

The Backstop Parties shall backstop the Exit Facility in accordance with the terms and conditions set forth in the BCA, to be entered into on the Agreement Effective Date.

For the avoidance of doubt and notwithstanding any provision to the contrary in the RSA and this Term Sheet, any fees payable under the BCA shall be paid by the Company Parties upon the Agreement Effective Date.

Tax Matters

The Debtors and the Required Consenting Creditors shall cooperate in good faith to structure the Restructuring Transactions and related transactions in a tax-efficient manner for the Debtors and the Consenting First Lien Creditors to the extent practicable; provided that such structure shall be acceptable to the Company Parties and the Required Consenting First Lien Creditors.

Releases

The Plan and Confirmation Order shall provide customary releases (including consensual third party releases) to the fullest extent permitted by law for the benefit of:[11] (a) the Company Parties; (b) the Non-Debtor Affiliates; (c) the Consenting Creditors; (d) the Backstop Parties; (e) the Indenture Trustee; (f) the Reorganized Debtors; and (g) with respect to the foregoing clauses (a) through (f), each such entity’s current and former affiliates, and such entities’ and their current and former affiliates’ current and former directors, managers, officers, control persons, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, participants, managed accounts or funds, fund advisors, predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such (collectively, the “Released Parties”); provided that any holder of a Claim or Interest that is not a party to the RSA and that opts out of the releases contained in the Plan shall not be a Released Party, in each case, from any claims and causes of action related to or in connection with the Debtors, their business or capital structure, the Restructuring Transactions, the Chapter 11 Cases or any

11 Releases to be provided to such parties to the extent each party signs the RSA in its capacity as such.

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matters or agreements related thereto, in each case, arising on or prior to the Plan Effective Date (the “Specified Matters”).

The Plan and Confirmation Order will also provide for such releases to be provided to the Released Parties by all consenting holders of Claims against and Existing Beneficial Lux Interests in the Company Parties and parallel injunctive provisions, to the fullest extent permitted by law.  Notwithstanding anything to the contrary herein, the releases and the customary exculpation provisions referenced below shall not release (i) any affirmative obligations of any Released Party under the Plan, the RSA, any Definitive Documentation executed in connection with the transactions contemplated by this Term Sheet, or any other document, instrument, or agreement executed to implement the Chapter 11 Cases or assumed in connection with the Chapter 11 Cases or (ii) any claims or causes of action related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct or gross negligence.

For the avoidance of doubt, third-party releases under the Plan and Confirmation Order shall be deemed consensually granted by: (i) the Released Parties; (ii) all holders of Claims who vote to accept the Plan; (iii) all holders of Claims who are eligible to vote, but abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; and (iv) all holders of Claims who vote to reject the Plan and who do not opt out of the releases provided by the Plan.

Exculpation

The Plan shall provide certain customary exculpation provisions, which shall include a full exculpation from liability in favor of the Released Parties from any and all claims and causes of action arising on or after the Petition Date and any and all claims and causes of action relating to any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, soliciting, confirming or consummating the Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Transactions.

The Plan and Confirmation Order will also provide for such exculpation to be provided to the Released Parties by all consenting holders of Claims against and Interests in the Company Parties and parallel injunctive provisions, to the fullest extent permitted by law.

Claims of the Debtors	The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action specifically released by the Debtors pursuant to

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the release and exculpation provisions outlined in the Plan and this Term Sheet.  For the avoidance of doubt, no pending Causes of Action shall be released and all such Causes of Action shall be retained for the benefit of the Reorganized Debtors.

Indemnification

Any existing director & officer liability insurance policy (including any “tail policy” and all agreements, documents, or instruments related thereto) as of September 1, 2020, provided, however, the Debtors may renew such policy with the existing limits and may obtain a 6-year tail policy with the same limits (a “D&O Liability Insurance Policy”) pursuant to which any of the Company Parties’ current or former directors, officers, managers, or other employees are insured shall remain in force through the expiration of any such Policy (or “tail policy,” as applicable).

The Company Parties shall not terminate or otherwise reduce or take any action that would in any way impair the coverage provided under any D&O Liability Insurance Policy (including any “tail policy” and all agreements, documents, or instruments related thereto), and any current and former directors, officers, managers, and employees of the Company Parties who served in such capacity at any time before or after the Plan Effective Date shall be entitled to the full benefits of any such policy, subject to the terms of any such policy regardless of whether such directors, officers, managers, and employees remain in such positions after the Plan Effective Date.

If the D&O Liability Insurance Policy has not expired, the Debtors may assume (and assign to the Reorganized Debtors if necessary), pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan and Confirmation Order, the D&O Liability Insurance Policy.

Under the Plan, all indemnification provisions existing as of September 1, 2020 (whether in the by-laws, certificates of incorporation, articles of limited partnership, limited liability company agreements, board resolutions, management agreements or employment or indemnification contracts, or otherwise) for the current and former directors, officers, employees, attorneys, other professionals and agents of each of the Company Parties and such current and former directors’ and officers’ respective affiliates shall be continuing obligations of the Reorganized Debtors, irrespective of when such obligation arose.  The amended and restated bylaws, certificates of incorporation, limited liability company agreements, articles of limited partnership and other organizational documents of the Reorganized Debtors adopted as

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of the Plan Effective Date, shall include provisions to give effect to the foregoing.
Conditions Precedent to Consummation of the Restructuring Transactions

The occurrence of the Plan Effective Date shall be subject to the following conditions precedent:

(a)

The Bankruptcy Court shall have entered the Confirmation Order confirming the Plan, which shall be in form and substance consistent in all respects with the RSA and this Term Sheet and shall otherwise be subject to the consent rights contained in the RSA, and shall be a Final Order;

(b)

The RSA and the BCA shall remain in full force and effect, shall not have been terminated and all conditions shall have been satisfied thereunder, and there shall be no breach that could give rise to a right to terminate the RSA or the BCA for which notice has been given in accordance with the terms thereof (including by the requisite parties thereunder), or such notice would have been given but for the commencement of the Chapter 11 Cases and the related automatic stay;

(c) The Plan, any other Definitive Documents, and all documents contained in the Plan Supplement, including any exhibits, schedules, annexes, amendments, modifications, or supplements thereto (i) shall have been executed and/or filed with the Bankruptcy Court and shall be consistent in all respects with the RSA and this Term Sheet and otherwise subject to the consent rights in the RSA, provided, that the corporate governance documents for the Reorganized Debtors shall comply with the terms set forth in the Governance Term Sheet and Employee Matters Term Sheet and the Exit Facility Term Sheet, and each shall otherwise be consistent with the RSA and subject to the consent rights in the RSA and (ii) shall not have been modified in a manner inconsistent with the BCA, RSA or this Term Sheet, including the consent rights set forth in such documents;

(d)

No court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting, in a material respect, the consummation of the Plan, the Restructuring Transactions, the RSA, the BCA or any of the Definitive Documents contemplated thereby;

(e)

The conditions precedent to the effectiveness of the Exit Facility (as determined in the Exit Facility documentation and the BCA) shall have been satisfied or duly waived in writing and the Exit Facility shall have closed or will close simultaneously with the effectiveness of the Plan;

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(f)

The Debtors shall have obtained any and all requisite regulatory approvals, and any other authorizations, consents, rulings, or documents required to implement and effectuate the Plan and the Restructuring Transactions;

(g)

The Debtors shall have paid all Consenting Creditors’ Professional Fees (as defined herein) and any other amounts contemplated to be paid under the BCA, RSA and the Plan, including estimated amounts through the Effective Date;

(h) The Debtors shall have implemented the Restructuring Transactions in a manner consistent in all respects with the BCA, RSA and this Term Sheet (subject to the consent rights of the Parties set forth therein);

(i) The issuance of the New Reorganized PDC Equity to the holders of Allowed First Lien Notes Claims and the holders of Allowed Second Lien Notes Claims shall have occurred;

(j) The New Warrants Agreement shall have been executed by the applicable parties and the New 2L Warrants shall have been issued to the holders of Allowed Second Lien Notes Claims through DTC;

(k) The court presiding over the Cayman Proceedings shall have entered all orders and confirmations (i.e., the sealed validation completing the Cayman Proceedings) relating to the Cayman Proceedings and such orders shall (a) not be stayed, modified, revised, or vacated and shall not be subject to any pending appeal and (b) be consistent with the RSA including the consent rights therein; and

(l) Such other conditions as mutually agreed by the Company Parties and the Required Consenting First Lien Creditors.

Fees and Expenses of the Consenting Creditors

The Company Parties shall pay or reimburse all fees and out-of-pocket expenses of: (a) Akin Gump Strauss Hauer & Feld LLP, as counsel to the Ad Hoc Crossover Group; (b) Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Crossover Group; (c) Walkers, as Cayman legal counsel to the Ad Hoc Crossover Group; (d) Loyens & Loeff Luxembourg S.À.R.L., as Luxembourg legal counsel to the Ad Hoc Crossover Group; and (e) Seward & Kissel LLP, as maritime counsel to the Ad Hoc Crossover Group ((a) and (e) collectively the “Consenting Creditors’ Professional Fees”), in each case, in accordance with the applicable Fee Letters.

Injunction and Discharge	The Plan and Confirmation Order will contain customary injunction and discharge provisions.

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First Day and Other Motions

The relief sought by the Debtors in all First Day Pleadings (on an interim and final basis) relating to the Restructuring Transactions (including the amount of any payments sought to be made thereunder) shall be consistent in all respects with the RSA and this Term Sheet and otherwise shall otherwise be subject to the consent rights in the RSA.

The relief sought by the Debtors in all First Day Pleadings (on a final basis), “second day” motions and other motions relating to the Restructuring Transactions (including the amount of any payments sought to be made thereunder other than professional fee applications) shall be subject to the consent rights in the RSA.

IMPLEMENTATION OF THE RESTRUCTURING TRANSACTIONS
Settlement and Compromise

The classification and treatment of Claims under the Plan shall settle and compromise the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be released pursuant to the Plan.

Restructuring Transactions

The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate, consistent with the RSA (including the applicable consent rights set forth therein), to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

The Debtors may through the Restructuring Transactions streamline or simplify their organizational structure including by dissolving or merging certain entities with the consent of the Company Parties and the Required Consenting First Lien Creditors.

Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in this Term Sheet, the RSA, or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents

On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

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EXHIBIT A

ADDITIONAL DEBTORS

Pacific Drilling Operations Limited

Pacific Drilling V Limited

Pacific Drilling VII Limited

Pacific Sharav Korlátolt Felelősségű Társaság

Pacific Bora Ltd.

Pacific Mistral Ltd.

Pacific Scirocco Ltd.

Pacific Drilling Limited

Pacific Drilling, Inc.

Pacific Drilling Operations, Inc.

Pacific Drilling, LLC

Pacific Drilling Finance, S.à r.l.

Pacific Drillship S.à r.l.

Pacific Santa Ana Limited

Pacific Sharav S.à r.l.

Pacific Drilling Holding (Gibraltar) Limited

Pacific Drillship Nigeria Limited

EXHIBIT B

THE EXIT FACILITY TERM SHEET

EXIT FACILITY TERM SHEET

Pacific Drilling S.A.
$80,000,000 Delayed-Draw Term Loan Facility
Summary of Principal Terms and Conditions12

Borrower:	Pacific Drilling Company Limited, a company incorporated in the Cayman Islands (in such capacity, the “Borrower”).
Administrative Agent:

A financial institution reasonably acceptable to the Required Backstop Parties, chosen after consultation with the Borrower (in its capacity as administrative agent under the Exit Facility, the “Administrative Agent”).

Lenders:	The Backstop Parties and any other Consenting First Lien Creditors of record as of the Record Date who agree to participate as lenders (the “Exit Lenders”).
Exit Facility:	A senior secured delayed-draw term loan credit facility (the “Exit Facility”, and the loans thereunder, the “Term Loans”) in an aggregate principal amount of $80,000,000.
Funding:

Funding of the Term Loans shall be subject to fronting/seasoning by an institution reasonably acceptable to the Required Backstop Parties, which institution may include the Administrative Agent.  All such fronting/seasoning fees shall be payable by the Borrower.

Incremental Facilities:

The Exit Facility will permit the Borrower to add one or more incremental term loan facilities to the Exit Facility and/or increase the Exit Facility (each, an “Incremental Facility”); provided that (i) the Incremental Facilities do not exceed $50 million in the aggregate, (ii) any Incremental Facility will rank pari passu with the Exit Facility in right of payment, (iii) any Incremental Facility will be secured by the Collateral on a pari passu basis with the existing Term Loans, (iv) any Incremental Facility shall be on the same terms (including maturity date and interest rates but excluding any fees payable in connection therewith) and pursuant to the same documentation (other than the amendment evidencing such Incremental Facility) applicable to the Exit Facility and (v) any Incremental Facility may be offered to third party lenders but shall first be offered to any then-existing Exit Lenders on a pro rata basis.

Maturity Date:	The Exit Facility will mature on the date that is five (5) years after the establishment of the Exit Facility on the Plan Effective Date,

12 All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached.

subject to satisfaction (or waiver) of the conditions precedent (the “Closing Date”).
Amortization:	None.
Purpose and Availability:

The proceeds of the Term Loans will be used for working capital, general corporate purposes and other transactions not prohibited by the Definitive Financing Documentation. The Exit Facility will be available to be drawn after the Closing Date through 18 months following the Closing Date, in a minimum principal amount per drawing of the lesser of (x) $25,000,000 or (y) the remaining unfunded amount of Term Loans. Amounts repaid or prepaid under the Exit Facility may not be reborrowed; provided that the repayment of a Term Loan shall not terminate the commitments in respect of the undrawn Term Loans.

Interest Rates and Fees:	As set forth on Annex A hereto.
Default Rate:

During the continuance of a payment or bankruptcy event of default, with respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to Term Loans plus 2.00% per annum, which, in each case, shall be payable on demand.

Documentation Principles:

The Exit Facility is to be documented by a new first lien senior secured delayed draw term loan credit agreement and other guarantee, security and other relevant documentation reflecting the terms and provisions set forth in this Term Sheet, subject to changes to be mutually agreed upon between the Borrower and the Required Backstop Parties that give due regard to the operational and strategic requirements of the Borrower in light of its size, capital structure, industry, business, business practices and locations; provided, that (a) the Exit Facility shall contain terms and provisions that are consistent with other senior secured, first-out credit facilities with no other priming or “inside maturity” debt in the capital structure, and (b) “Material Adverse Effect” (or any similar term) shall include a COVID-19 carve out solely for purposes of a “Material Adverse Effect” condition precedent to closing the Exit Facility and a “Material Adverse Effect” condition precedent to funding any Term Loans (collectively, the “Documentation Principles”).

Guarantees:

All obligations of the Borrower (the “Borrower Obligations”) under the Exit Facility will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by subsidiaries of the Borrower to be agreed with the Required

2

Backstop Parties (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties” and, each individually, a “Loan Party”).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Required Backstop Parties reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

The Borrower Obligations and the Guarantees will be secured by: (a) a perfected first priority (subject to permitted liens) pledge of 100% of the capital stock or other membership or partnership equity ownership or profit interests owned by the Borrower and each other Guarantor in any wholly-owned first tier subsidiary (provided that such pledge would not result in material adverse tax consequences as determined by the Borrower and the Required Backstop Parties); and (b) a perfected first priority (subject to permitted liens) security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including but not limited to accounts, inventory, vessels, equipment, general intangibles (including contract rights), deposit and securities accounts, other investment property, intellectual property, intercompany notes and all products and proceeds of the foregoing, but excluding certain customary exceptions to be agreed) (the items described in clauses (a) and (b) above, collectively, the “Collateral”); subject to customary exclusions agreed to between the Borrower and the Required Backstop Parties.  No security interest shall be required in any leased or fee-owned real property of the Borrower or any Guarantor with a fair market value less than $5 million , with fair market value of a leased property being calculated by the discount, if any, represented by the rental rate of the lease as compared to the market rate of the lease over the remaining life of the lease, as calculated by the Borrower in good faith.

All the above-described pledges and security interests shall be created on terms (including with respect to excluded assets, perfection requirements and materiality thresholds), and pursuant to documentation to be set forth in the Definitive Financing Documentation; and none of the Collateral shall be subject to other pledges and security interests (except permitted liens and other exceptions to be set forth in the Definitive Financing Documentation).

Voluntary Prepayments:	Voluntary prepayments of the Term Loans will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty, other than the Call Protection Provision (as

3

defined below). Once a Term Loan has been prepaid, such Term Loan may not be reborrowed; provided that the repayment of a Term Loan shall not terminate the commitments in respect of the undrawn portion of the Term Loans.

All voluntary prepayments of the Term Loans shall be applied as directed by the Borrower.

Any voluntary prepayments of the Term Loans (or mandatory prepayment thereof with the proceeds of the incurrence of any indebtedness) will be subject to the “prepayment” premium (expressed as a percentage of the outstanding principal amount of the Term Loans so prepaid) set forth below opposite the relevant period from the Closing Date:

	Period:	Percentage:
	Year 1:	101%
	Thereafter:	No premium
The foregoing “prepayment” premium is referred to herein as the “Call Protection Provision”.
Mandatory Prepayments:	Usual and customary for facilities of this type, in accordance with Documentation Principles.
Representations and Warranties:

Usual and customary for facilities of this type, in accordance with Documentation Principles and subject (to the extent applicable) to customary qualifications and limitations for materiality to be provided in the Definitive Financing Documentation.

Conditions Precedent to Effectiveness on the Closing Date:

As set forth in Section 4 of the Commitment Letter.  Additionally:

Payment of customary fees invoiced two (2) business days prior to closing.

Compliance with applicable “know your customer” rules and regulations to the extent requested 5 business days prior to closing.

“No Material Adverse Effect”, subject to a COVID-19 carve out.

Satisfaction of all conditions to the consummation of the restructuring transactions in accordance with the Plan and the terms of the Restructuring Support Agreement and the Commitment Letter.

Confirmation Order approving the Exit Facility.

4

Conditions Precedent to All Borrowings:

The making of each extension of credit under the Exit Facility after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects and (c) the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit.

Affirmative Covenants:

Usual and customary for facilities of this type, in accordance with Documentation Principles and to include customary exceptions and baskets to be agreed, including delivery of annual audited financial statements within one hundred twenty (120) days (or such later date as approved by the Administrative Agent) from the end of each fiscal year to be agreed and delivery of unaudited quarterly financial statements within sixty (60) days (or such later date as approved by the Administrative Agent) after the end of the first three fiscal quarters of each year.

Negative Covenants:	Usual and customary for facilities of this type, in accordance with Documentation Principles and to include customary exceptions and baskets to be agreed.
Financial Covenant:	None.
Events of Default:	Usual and customary for facilities of this type, in accordance with Documentation Principles and subject to customary grace or cure periods to be agreed.
Voting:

Usual and customary for facilities of this type, in accordance with Documentation Principles, provided that (a) the consent of each Exit Lender directly and adversely affected thereby shall be required with respect to (i) increases in the Term Loan Commitment of such Exit Lender, (ii) reductions of principal, interest or fees (including upfront, unused and other fees) owed to such Exit Lender, (iii) extensions of final maturity or the due date of any principal, interest or fee payment, (iv) amendments to voting percentages or to the “waterfall” provision that would change the pro rata sharing of payments, (v) amendments to the provisions relating to assignments and participation, (vi) the nature of the obligations of the Lenders as being several and not joint and (vii) the currency of the Term Loans and required payments thereof and (b) the consent of each Exit Lender shall be required with respect to a release of all or substantially all of the value of the guarantees made by the Guarantors or a release or subordination of any liens securing the Delayed-Draw Term Loans on all or substantially all of the Collateral.

5

Assignments and Participations:

Usual and customary for facilities of this type; provided that (i) funded Term Loans shall be freely assignable by the Exit Lenders to qualified institutional buyers without the consent of the Borrower or any other person other than the Administrative Agent and (ii) commitments to fund unfunded Term Loans will be subject to customary Disqualified Lender and Borrower consent provisions.

Cost and Yield Protection:	Usual and customary for facilities of this type, in accordance with Documentation Principles.
Expenses and Indemnification:	Usual and customary for facilities of this type, in accordance with Documentation Principles.
Governing Law and Forum:	New York.

6

Annex A

Interest Rate:

The interest rate under the Exit Facility will be 12.0% per annum payable in kind, quarterly in arrears, on the last day of each fiscal quarter (commencing with the first full fiscal quarter ending after the initial drawing after the Closing Date) and on the applicable maturity date.

Exit Facility Put Option Premium:	The Borrower shall pay the Put Option Premium of 5.0% of each Backstop Party’s Backstop Commitment, payable in cash to the Backstop Parties on or prior to the effective date of the Commitment Letter.
Exit Facility Upfront Fee:

The Borrower shall pay an upfront fee of 2.0% on the committed amount of the Exit Facility, payable in cash to each Exit Lender on a pro rata basis in accordance with the amount of each such Exit Lender’s commitment on the Closing Date.

Exit Facility Unused Fee:

The Borrower shall pay an unused fee of 1.0% per annum on the daily average unused portion of the Exit Facility, payable quarterly in arrears in cash on the last day of each fiscal quarter (commencing with the first full fiscal quarter ending after the Closing Date), with the final payment being on the date that the Exit Facility is fully drawn. Such fees shall be distributed to the Exit Lenders holding commitments under the Exit Facility pro rata in accordance with the amount of each such Exit Lender’s commitment, with exceptions for defaulting Exit Lenders.

EXHIBIT C

GOVERNANCE TERM SHEET

●	5 person board of directors of Reorganized PDC (the “Board”):
o	Required Consenting First Lien Creditors shall select 4 out of 5 members of the Board.
o	At least 1 director shall be independent as defined by NYSE; the Company shall have consultation rights, but not veto rights, regarding the independent director.
●	CEO to be appointed to the Board.
●	Other governance matters to be determined solely by the Required Consenting First Lien Creditors after consultation in good faith with the Company and with the Required Consenting Second Lien Creditors.

EXHIBIT D

EMPLOYEE MATTERS TERM SHEET

This Term Sheet does not address all material terms that would be required in connection with any potential restructuring or the matters addressed herein.  This Term Sheet has been produced for settlement purposes only and is subject to Rule 408 of the Federal Rules of Evidence and other similar applicable state and federal statutes, rules and laws.  This document is strictly confidential.  All capitalized terms used and not defined herein shall have the meaning assigned to such term under the Restructuring Term Sheet, to which this EMPLOYEE MATTERS Term Sheet is appended as Exhibit d.

EMPLOYEE MATTERS
Management Incentive Plan

Plan Reserve: A number of Reorganized PDC common equity securities representing up to 8% of the New Reorganized PDC Equity as of the Effective Date on a fully diluted basis, and taking into account the Plan Reserve[13] and any equity securities issued and outstanding as of the Effective Date, any warrants or securities convertible, exercisable or exchangeable therefor issued and outstanding as of the Effective Date, will be reserved for issuance pursuant to the Management Incentive Plan.

Eligibility and Grants: The Management Incentive Plan, together with any grants, awards or agreements in connection therewith, to be determined by the Board of Reorganized PDC.

Employment and Severance Agreements

Eligibility: Pacific Drilling Manpower, Inc. has entered into agreements with certain executives that provide them with severance benefits if their employment is terminated by Pacific Drilling Manpower, Inc. without Cause or by the executive for “Good Reason”. In general, enhanced severance benefits are available if the termination occurs within a defined period following a Change of Control, as set forth in each of the respective agreements.

Messrs. Bernie G. Wolford (the Chief Executive Officer) and James W. Harris (the Chief Financial Officer) are parties to executive employment agreements (as amended, the “Employment Agreements”) pursuant to which, among other things, they are entitled to certain severance benefits.  There are also five (5) other executive officers who

[13]	Plan Reserve subject to customary adjustment in connection with stock splits, reverse stock splits, extraordinary dividends, dividend recapitalizations, and other changes to capitalization.

are parties to Severance and Change of Control Agreements (together with the Employment Agreements, the “Severance Agreements”), pursuant to which they are entitled to severance benefits.  The material terms of each of the foregoing Severance Agreements  with PDSA’s five (5) named executive officers (the “NEOs”) are described in PDSA’s 2020 Proxy Statement filed on April 20, 2020 with the Securities and Exchange Commission, and its second quarter Form 10-Q filed on August 7, 2020 with the Securities and Exchange Commission.

Pacific Drilling Manpower, Inc. also maintains a Change of Control Severance Policy covering vice presidents and above, who are not party to an employment, severance or change of control agreement (the “Severance Policy”).  Currently, the Severance Policy only covers vice presidents.

The Severance Agreements and Severance Policy will be amended as follows:

●
The Severance Agreements for the five (5) NEOs will be amended to provide that if a Change of Control occurs after emergence and prior to August 3, 2021, the aggregate Change of Control severance payments otherwise payable to the NEOs will be reduced by $1 million (with each NEO’s individual severance amount reduced ratably based on his/her relative Key Executive Incentive Program (“KEIP”) and Key Employee Retention Program (“KERP”) amounts, which were awarded in August 2020). No such reduction will be made if a Change of Control occurs on or after August 3, 2021.
●
To clarify that the proposed restructuring will not constitute a Change of Control under the Severance Agreements and the Severance Policy.
●
To provide that the terms contained in any future Management Incentive Plan award will govern acceleration of the Management Incentive Plan award upon a Change of Control and/or termination of employment and not those under the Severance Agreements or the Severance Policy; and it will be clarified that equity/incentive protections in the Severance Agreements and the Severance Policy would also not apply to the KEIP and KERP.
●
The definition of “Good Reason” in the Severance Agreements and the Severance Policy will be amended to (i) clarify that the “Good Reason” trigger to terminate employment based on relocation applies to relocations outside of 25 miles from the Houston - The Woodlands - Sugar Land Metropolitan Statistical Area (MSA) which consists of the following nine (9) Texas counties: Austin, Brazoria, Chambers, Fort Bend, Galveston, Harris, Liberty, Montgomery and Waller and (ii) exclude any changes in duties, responsibilities or status as an officer resulting solely from the fact that the Company Parties and their subsidiaries may emerge from chapter 11 as a private company from constituting “Good Reason” to terminate employment.
●
The definition of “Good Reason” in the Severance Agreements (which, for the avoidance of doubt, also applies to their KEIP/KERP awards) for the five (5) NEOs amended to clarify that the size of a, or failure to receive any, Management Incentive Plan award will not constitute “Good Reason” to terminate employment.

KEIP/KERP

Pacific Drilling Manpower, Inc. entered into KEIP/KERP agreements with the five (5) NEOs in August 2020, under which they received a pre-paid incentive bonus subject to a clawback.  In connection with the agreement regarding the Severance Agreements above, the five (5) NEOs have agreed to amend their KEIP/KERP awards as follows: The clawback period for their KEIP/KERP awards shall be amended to end on the earlier of consummation of a Change of Control (as defined in the Severance Agreements) or August 3, 2021.

Cash Awards

PDSA has outstanding long-term and retention cash awards granted prior to August 2020 (“Cash Awards”) that vest and become payable in December 2020 and January, May and June of 2021.  The Cash Awards are held by employees with the title of senior vice president or below and total $1.55 million (excluding prepayments (i) made in connection with the KEIP/KERP and (ii) the Cash Awards paid to those with the title senior vice president and vice president).

For the avoidance of doubt, the Cash Awards will be paid in the ordinary course and in accordance with their terms.

Exhibit C

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of October 30, 2020 (the “Agreement”),14 by and among Pacific Drilling S.A. (“PDSA”), and each of its direct or indirect subsidiaries listed on Exhibit A thereto, and each of the Consenting Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Consenting Creditors (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting Creditor for all purposes under the Agreement.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

TRANSFEREE

By:

Name:

Title:

Principal amount of First Lien Notes $

Principal amount of Second Lien Notes $

Notice Address

Email
Fax
Telephone

[14]	Capitalized terms not used but not otherwise defined in this transfer agreement shall have the meanings ascribed to such terms in the Agreement.